Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION Agreement

BETWEEN

Amgen inc.

AND

GENERATE BIOMEDICINES, INC.

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is entered into as of December 24, 2021 (the “Effective Date”) by and between Amgen Inc., a corporation organized under the laws of the State of Delaware (“Amgen”) and Generate Biomedicines, Inc., a corporation organized under the laws of the State of Delaware (“Generate”). Amgen and Generate each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Generate owns or controls certain Patents and Know-How, technology and expertise relating to Biologic Protein and Antibody discovery;

WHEREAS, Amgen is a biopharmaceutical company that possesses expertise in developing and commercializing human therapeutics;

WHEREAS, Amgen and Generate desire to enter into a strategic collaboration focused on the identification of Biologic Proteins and Antibodies directed against or mimicking the function of certain Targets; and

WHEREAS, Amgen desires to receive from Generate, and Generate desires to grant to Amgen, a series of exclusive licenses, on a Target-by-Target basis, to exploit products containing Antibodies directed against such Target.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1. “Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial or patient who has received a pharmaceutical product, medical device or placebo, and which does not necessarily have a causal relationship with such pharmaceutical product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease (new or exacerbated) temporally associated with the use of the applicable pharmaceutical product, medical device or placebo whether or not related to such pharmaceutical product, medical device or placebo.

1.2. “Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person will be regarded as in control of another Person if it (a) owns or controls, directly or indirectly, more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise). Flagship Pioneering, Inc. and any Affiliates thereof (other than subsidiaries of Generate), will not be treated as “Affiliates” of Generate.

1.3. “Agreement Technology” means (a) any and all Know-How discovered, developed, invented or created solely by a Party or its Affiliates or Third Parties acting on its or their behalf, or jointly by both Parties or their respective Affiliates or Third Parties acting on their behalf, in each case, in the performance of a Party’s obligations or exercise of its rights under this Agreement (including Research Activities and Follow-On Research) (the “Agreement Know-How”) and (b) any and all Patents that Cover any such Know-How described in clause (a) (the “Agreement Patents”).

1.4. “Amgen Agreement Know-How” means any Agreement Know-How solely owned by Amgen pursuant to Sections 7.1.2(c) and (d).

1.5. “Amgen Agreement Patent” means any Agreement Patent solely owned by Amgen pursuant to Sections 7.1.2(c) and (d). Amgen Agreement Patents include Product-Specific Patents.

1.6. “Amgen Agreement Technology” means all Amgen Agreement Know-How and Amgen Agreement Patents.

1.7. “Amgen Background Know-How” means, on a Collaboration Target-by-Collaboration Target basis, any Know-How, other than Amgen Agreement Know-How and Joint Agreement Know-How, that is Controlled by Amgen or its Affiliates as of the Effective Date or during the Term and is necessary or useful to perform the Research Activities allocated to Generate under each Research Plan or the Follow-On Research with respect to such Collaboration Target.

1.8. “Amgen Background Patent” means, on a Collaboration Target-by-Collaboration Target basis, any Patent, other than Amgen Agreement Patents or Joint Agreement Patents, that is Controlled by Amgen or its Affiliates as of the Effective Date or during the Term and is necessary or useful to perform the Research Activities allocated to Generate under each Research Plan or the Follow-On Research with respect to such Collaboration Target.

1.9. “Amgen Background Technology” means the Amgen Background Know-How and the Amgen Background Patents.

1.10 “Amgen Reversion Technology” means, with respect to a Terminated Target, any Product-Specific Patents Controlled by Amgen or its Affiliates with respect to such Terminated Target that Cover the composition of matter of any Candidate Drug, the sequences for which were delivered to Amgen by Generate pursuant to Section 2.8.

1.11. “Amgen Pass Through Data” means those summary Research or Development data listed on Schedule 1.11.

1.12. “Amgen Technology” means the Amgen Background Technology, the Amgen Agreement Technology and Amgen’s interest in the Joint Agreement Technology.

1.13. “Antibody” means an antibody or fragment thereof, or a molecule that is derived from nucleotide sequences encoding, or amino acid sequences of, any such antibody or fragment, that specifically binds an antigen.

1.14. “Applicable Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, including the United States Federal Food, Drug, and Cosmetic Act, as amended, GCP, GLP and GMP, anti-bribery laws, such as the United States Anti-Kickback Statute, Foreign Corrupt Practices Act and UK Bribery Act, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act, as amended, and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation 2016/679 of the European Parliament and of the Counsel of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, along with other country-level data protection laws, as may be applicable, in each case, as may be applicable to activities contemplated under this Agreement.

1.15. “Approval Application” means an NDA, BLA, or similar application or submission for a Licensed Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a pharmaceutical product in that country or group of countries, including any amendment thereof.

1.16. “Biologic Protein” means a protein comprised of a single polypeptide chain or multiple polypeptide chains that has at least one biological function as well as a molecule that is derived from nucleotide sequences encoding, or amino acid sequences of any such protein; provided, however, that Biologic Proteins shall not include Antibodies. For avoidance of doubt, Biologic Protein could include without limitation a cytokine, a hormone, a growth factor, and an enzyme.

1.17. “Biosimilar Product” means, with respect to a given Licensed Product in a given country in the Territory, after Marketing Approval of such Licensed Product in such country, any other biological product designated for human use which (i) contains the same principal molecular structural features as (but not necessarily all of the same structural features as) such Licensed Product, (ii) has a purity, potency and safety profile that has no clinically meaningful difference from the purity, potency and safety profile of such Licensed Product, (iii) is approved for use pursuant to a marketing approval process in such country that is based on reliance, at least in part, on such Licensed Product, whether or not such marketing approval was based upon data generated by Amgen filed with the applicable Governmental Authority in such country or was obtained using an abbreviated, expedited or other process, and (iv) is sold in such country by any Third Party.

1.18. “BLA” means (a) a Biologics License Application as defined in the FD&C Act and the regulations promulgated thereunder, or (b) a Marketing Authorization Application in the EU, or (c) any equivalent or comparable application, registration or certification in any other country or region.

1.19. “Blocking Third Party Intellectual Property” means, with respect to a Collaboration Protein or Licensed Product (other than any portion thereof constituting a delivery device or any therapeutically active moiety that is not a Collaboration Protein) in any country, Valid Claims of Patents in such country owned or controlled by a Third Party (but not then included in Licensed Technology) that covers or claims the compositions of matter of such Collaboration Protein or Licensed Product in such country.

1.20. “Blocking Third Party Intellectual Property Costs” means royalties arising out of the Research, Development, Manufacturing or Commercialization of a Collaboration Protein or Licensed Product and paid by Amgen to a Third Party who owns or controls Blocking Third Party Intellectual Property to license or acquire the rights to such Blocking Third Party Intellectual Property.

1.21. “Breaching Party” means the Party that is believed by the other Party to be in material breach of this Agreement.

1.22. “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Boston, Massachusetts, or Los Angeles, California are authorized or obligated to close.

1.23. “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.24. “Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.25. “Calendar Year Net Sales” means, on a Licensed Product-by-Licensed Product basis, total Net Sales by Amgen, its Affiliates and Sublicensees in the Territory of such Licensed Product in a particular Calendar Year.

1.26. “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates. Notwithstanding the foregoing, with respect to Generate, the term “Change of Control” will not include any sale of shares of capital stock of Generate, in a single transaction or series of related transactions in which Generate issues new securities to institutional investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes.

1.27. “Clinical Trial” means a study in humans that is required to be conducted in accordance with GCP and is designed to generate data in support of an Approval Application.

1.28. “Collaboration Antibody” means, [***].

1.29. “Collaboration Effector” means, [***].

1.30. “Collaboration Protein” means, collectively, Collaboration Antibodies and Collaboration Effectors.

1.31. “Collaboration Program” means, on a Collaboration Target-by-Collaboration Target basis, a Research program directed to the Research of Biologic Proteins, Antibodies and Collaboration Proteins for the Collaboration Target pursuant to a Research Plan.

1.32. “Collaboration Research Term” means the period beginning on the Effective Date and continuing until the expiration or termination of the last Research Term with respect to the last Collaboration Program.

1.33. “Collaboration Binding Target” means [***].

1.34. “Collaboration Effector Target” means [***].

1.35. “Collaboration Target” means each Collaboration Binding Target and Collaboration Effector Target.

1.36. “Commercialize” or “Commercializing” means to (a) market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a Licensed Product, (b) conduct activities, other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval or (c) conduct post-Marketing Approval studies (including post marketing Clinical Trials). When used as a noun, “Commercialization” means any activities involved in Commercializing.

1.37. “Commercially Reasonable Efforts” means [***].

1.38. “Confidential Information” means, with respect to each Party, (1) all confidential Know-How or other confidential and proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated in any way or form by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, pursuant to this Agreement whether or not such Know-How or other confidential and proprietary information and materials is identified as confidential at the time of disclosure (2) all “Confidential Information” (as such term is defined in the CDA) disclosed under that certain Confidentiality Agreement between Amgen and Generate dated [***] (the “CDA”). For clarity, the Generate Platform shall be the Confidential Information of Generate. Notwithstanding the foregoing, Confidential Information does not include any Know-How or information or materials that: (a) was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by or on behalf of the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (e) was independently discovered or developed by or on behalf of the Receiving Party without the reference to or use of any Confidential Information belonging to the Disclosing Party as demonstrated by documented evidence prepared contemporaneously with such independent development. Confidential Information disclosed to the Receiving Party hereunder will not be deemed to fall within the foregoing exceptions merely because broader or related information falls within such exceptions, nor will combinations of elements or principles be considered to fall within the foregoing exceptions merely because individual elements of such combinations fall within such exceptions. Without limiting the foregoing: (i) the terms of this Agreement will be considered Confidential Information of both Parties, with both Parties deemed to be the Receiving Party of such Confidential Information; (ii) except as expressly set forth in clause (iii), any Know-How that is subject to a Party’s ownership rights under this Agreement shall be deemed to be the Confidential Information of such Party and the other Party shall be deemed to be the Receiving Party of such Know-How; (iii) notwithstanding clauses (a), (d) and (e) of the preceding sentence, any Know-How or other information specifically regarding a Collaboration Target, or any Collaboration Protein or Licensed Product directed against such Collaboration Target, that is generated after the Effective Date pursuant to activities contemplated by this Agreement will be deemed to be the Confidential Information of Amgen, with Generate deemed to be the Receiving Party of such Confidential Information.

1.39. “Conjugate” means [***].

1.40. “Control” or “Controlled” means with respect to a Party any Know-How, Patent or Materials, possession of the ability by such Party or its Affiliate (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How, Patent or Materials. Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any Know-How, Patents or Materials that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Know-How, Patents or Materials were developed by such Third Party prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How, Patents or Materials, or (b) after such Change of Control to the extent that such Know-How, Patents or Materials are developed or conceived by such Third Party or its Affiliates (other than such Party or its pre-existing Affiliates) after such Change of Control without using or incorporating such Party’s or its pre-existing Affiliate’s Know-How, Patents or Materials. For clarity, (1) Generate and its Affiliates shall be deemed to Control any Patents or Know-How licensed to Generate pursuant to a Generate Platform In-License Agreement or any Necessary In-License, in either case that is entered into before or after the Effective Date and (2) Generate and its Affiliates shall not be deemed to Control any Patents or Know-How licensed to Generate pursuant to a Generate Non-Platform In-License

Agreement entered into after the Effective Date unless such Generate Non-Platform In-License Agreement becomes a Collaboration In-License Agreement in accordance with Section 6.6.

1.41. “Cover,” “Covering” or “Covers” means (a) as to a compound or product and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe such Patent if such pending claim were to issue in an issued patent without modification, (b) as to Know-How and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the use or practice of such Know-How would infringe such Patent or, as to a pending claim included in such Patent, the use or practice of such Know-How would infringe such Patent if such pending claim were to issue in an issued patent without modification and (c) as to a compound, product or technology and Know-How, that the exploitation of such compound, product or technology incorporates, uses, employs, embodies, or practices such Know-How.

1.42. “CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).

1.43. “Development” means, with respect to a Collaboration Protein or Licensed Product, all clinical and non-clinical research and development activities conducted after filing of an IND for such Collaboration Protein or Licensed Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Marketing Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.

1.44. “Distributor” means a Third Party to whom Amgen or its Affiliates or Sublicensees grant a right to sell or distribute a Licensed Product, that purchases its requirements for such Licensed Product from Amgen or its Affiliates or Sublicensees, has no significant responsibility for marketing and promotion of the Licensed Product, and does not otherwise make any royalty or other payments to Amgen or its Affiliates or Sublicensees with respect to its intellectual property rights or Licensed Products, including any payments that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sale of Licensed Products.

1.45. “Divest” means, with respect to a Distracting Product, the sale, exclusive license or other transfer by the applicable Party and its Affiliates of all of their development and commercialization rights with respect to such Distracting Product to a Third Party without the retention or reservation of any development or commercialization obligation, interest or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction).

1.46. “EMA” means the European Medicines Agency and any successor entity thereto.

1.47. “European Commission” means the European Commission or any successor entity that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.

1.48. “European Union” or “EU” means (a) the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization, (b) any member country of the European Economic Area that is not otherwise a member of the European Union, and (c) any country not otherwise included in clauses (a) or (b) that participates in the unified filing system under the auspices of the EMA. For clarity, European Union will at all times be deemed to include each of Italy, Germany, France, and Spain.

1.49. “Executive Officers” means [***].

1.50. “Existing Upstream License Agreement” means that certain license agreement by and between Flagship Pioneering Innovations VI, LLC and Generate, dated as of August 30, 2021, as may be amended.

1.51. “FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.52. “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.53. “Field” means any and all uses, including, but not limited to, all therapeutic, prophylactic, palliative, analgesic and diagnostic uses in humans and animals.

1.54. “First Commercial Sale” means with respect to a Licensed Product, the first sale of such Licensed Product by Amgen, its Affiliate or its Sublicensee to a Third Party resulting in Net Sales in a particular country after any required Marketing Approval for the Licensed Product has been obtained in such country; provided that the following will not constitute a First Commercial Sale: (a) any sale of a Licensed Product to an Affiliate or Sublicensee; (b) any sale of a Licensed Product for use in Clinical Trials, pre-clinical studies or other Research or Development activities; (c) the disposal or transfer of a Licensed Product for a bona fide charitable purpose; or (d) compassionate use and “named patient sales.”

1.55. “Force Majeure” means a condition, the occurrence and continuation of which is beyond the reasonable control of a Party, including an act of God, governmental acts or restrictions, war, civil commotion, labor strike or lock-out, pandemic, epidemic, flood, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

1.56. “FTE” means [***], devoted to or in support of Follow-On Research or transition activities that is carried out by one or more qualified scientific or technical employees (excluding Third Party contractors) of Generate or its Affiliates.

1.57. “FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs who perform a specified activity under this Agreement. FTEs will be pro-rated on a daily basis if necessary.

1.58. “FTE Rate” means[***].

1.59. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.60. “Gatekeeper” means an independent Third Party mutually agreeable to the Parties to be engaged by Generate for the purpose of confirming whether a Target that is a potential Substitute Target or potential Additional Target is on the Unavailable List or the Reserved List, on terms acceptable to both Parties, including provisions relating to confidentiality.

1.61. “GCP” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union and other organizations and governmental authorities in countries for which the applicable Collaboration Protein or Licensed Product is intended to be Developed, to the extent such standards are not less stringent than United States standards.

1.62. “Generate Agreement Know-How” means any Generate Platform Agreement Know-How and any other Agreement Know-How solely owned by Generate pursuant to Section 7.1.2(c).

1.63. “Generate Agreement Patent” means any Generate Platform Agreement Patent and any other Agreement Patent solely owned by Generate pursuant to Section 7.1.2(c).

1.64. “Generate Background Know-How” means, on a Collaboration Target-by-Collaboration Target basis, any Know-How, other than Generate Agreement Know-How or Joint Agreement Know-How, that (a) Generate or any of its Affiliates Control as of the Effective Date or that comes into the Control of Generate or any of its Affiliates during the Term and (b) is necessary or useful for the Research, Development, Manufacture or Commercialization of the Collaboration Proteins or Licensed Products directed against such Collaboration Target. Notwithstanding the forgoing, Generate Background Know-How will exclude (i) all Know-How licensed to Generate pursuant to the Existing Upstream License Agreement (unless set forth to the contrary in an Exclusive License Agreement Side Letter), and (ii) on a Collaboration Target-by-Collaboration Target basis, any Know-How excluded from the Licensed Technology by Amgen pursuant to Section 6.6. Notwithstanding the forgoing, Generate Background Know-How will exclude all Know-How licensed to Generate pursuant to the Existing Upstream License Agreement.

1.65. “Generate Background Patents” means, on a Collaboration Target-by-Collaboration Target basis, any Patent, other than Generate Agreement Patents or Joint Agreement Patents, that (a) Generate or any of its Affiliates Control as of the Effective Date or that comes into the Control of Generate or any of its Affiliates during the Term and (b) claims any Generate Background Know-How or is otherwise necessary or useful for the Research, Development, Manufacture or Commercialization of Collaboration Proteins or Licensed Products directed against such Collaboration Target. A list of Generate Background Patents as of the Effective Date is set forth in Schedule 1.65. Notwithstanding the forgoing, Generate Background Patents will exclude (i) all Patents licensed to Generate pursuant to the Existing Upstream License Agreement (unless set forth in Schedule 1.65 or to the contrary in an Exclusive License Agreement Side Letter), and (ii) on a Collaboration Target-by-Collaboration Target basis, any Patents excluded from the Licensed Technology by Amgen pursuant to Section 6.6. Notwithstanding the forgoing, Generate Background Patents will exclude all Patents licensed to Generate pursuant to the Existing Upstream License Agreement.

1.66. “Generate Background Technology” means all Generate Background Know-How and Generate Background Patents.

1.67. “Generate In-License Agreement” means collectively any Generate Non-Platform In-License Agreement or Generate Platform In-License Agreement.

1.68. “Generate Non-Platform In-License Agreement” means any Third Party License Agreement that is not a Generate Platform In-License Agreement.

1.69. “Generate Platform” means [***].

1.70. “Generate Platform Activities” means [***].

1.71. “Generate Platform In-License Agreement” means any Third Party License Agreement by which Generate or its Affiliates obtain a license to any improvement or modification to the Generate Platform.

1.72. “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the successor thereto, or comparable regulatory standards in jurisdictions outside of the United States as they may be updated from time to time, to the extent such standards are not less stringent than United States standards.

1.73. “GLP Toxicology Studies” means the conduct of in vivo toxicology studies involving a Collaboration Protein or Lead Candidate in accordance with GLP.

1.74. “GMP” means the then-current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture.

1.75. “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.76. “In-License Costs” means [***].

1.77. “IND” means any Investigational New Drug application (including any amendment or supplement thereto) filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto or if applicable, a comparable application or submission filed with a Regulatory Authority outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.78. “Joint Agreement Know-How” means any Agreement Know-How jointly owned by the Parties pursuant to Section 7.1.2(c).

1.79. “Joint Agreement Patent” means any Agreement Patent jointly owned by the Parties pursuant to Section 7.1.2(c).

180. “Joint Agreement Technology” means all Joint Agreement Know-How and Joint Agreement Patents.

1.81. “Know-How” means all proprietary data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, materials, information, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures, technology, practices, knowledge and developments, whether or not patentable; provided that Know-How does not include Patents.

1.82. “Knowledge” means [***].

1.83. “Lead Candidate” means a Collaboration Protein that has met the Lead Candidate Criteria as determined by the JRC in accordance with Section 2.10.

1.84. “Lead Candidate Criteria” means, [***].

1.85. “Lead Candidate Data Package” means, with respect to a Collaboration Target, a data package containing the information set forth on Schedule 1.85 with respect to all Lead Candidates for such Collaboration Target that exist as of the date of delivery of such Lead Candidate Data Package.

1.86. “Licensed Know-How” means the Generate Background Know-How, the Generate Agreement Know-How and Generate’s interest in the Joint Agreement Know-How.

1.87. “Licensed Patents” means the Generate Background Patents, the Generate Agreement Patents and Generate’s interest in the Joint Agreement Patents.

1.88. “Licensed Product” means, on a Collaboration Program-by-Collaboration Program Basis, any product that contains or comprises a Collaboration Protein or Lead Candidate under such Collaboration Program, either alone or in combination with other active pharmaceutical ingredients, including all forms, presentations, strengths, doses and formulations thereof. For clarity, “Licensed Products” may include one or more Multispecific Product(s). For clarity, each pharmaceutical product containing the same Lead Candidate as an active pharmaceutical ingredient in such pharmaceutical product will be considered the same “Licensed Product”.

1.89. “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.90. “Major European Market” means [***].

1.91. “Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a Collaboration Protein or Licensed Product.

1.92. “Marketing Approval” means, with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Licensed Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Licensed Product by the FDA and with respect to the European Union, approval of an Approval Application for such Licensed Product by the European Commission or the applicable Regulatory Authority in any particular country in the EU.

1.93. “Materials” means all biological materials, Antibodies, chemical compounds and other materials arising out of a Party’s activities under this Agreement and provided by such Party to the other Party for use by the other Party or otherwise provided by a Party for use by the other Party, in each case, to conduct activities pursuant to this Agreement, including Collaboration Proteins, cell lines, Antibodies, compounds, lipids, assays, viruses and vectors.

1.94. “Multispecific Product” means any Conjugate or other product directed to a Collaboration Target and one or more other Targets, including but not limited to [***].

1.95. “Necessary License” means any license agreement pursuant to which Generate in licenses technology (1) necessary for Generate’s performance of the Research Activities or (2) necessary to make or use proteins created through use of the Generate Platform and which would impact Amgen’s rights to exploit any Collaboration Protein or Licensed Product.

1.96. “Net Sales” means [***].

1.97. “Non-Breaching Party” means the Party that believes the other Party is in material breach of this Agreement.

1.98. “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party or its Affiliates to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than employees of such Party or its Affiliates.

1.99. “Party” or “Parties” has the meaning set forth in the Preamble.

1.100. “Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.101. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.102. “Phase 1 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.

1.103. “Phase 1 Reversion Target” means any Terminated Target, that, as of the time such Target became a Terminated Target, Amgen, its Affiliate or Sublicensee had already initiated a Phase 1 Clinical Trial (or later Clinical Trial) of a Licensed Product directed against or mimicking the function of such Terminated Target.

1.104. “Phase 2 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.

1.105. “Phase 3 Clinical Trial” means a Clinical Trial of a product in any country in the world that (a) satisfies the requirements of U.S. 21 C.F.R. Part 312.21(c), as amended, or its foreign counterpart as prescribed by the applicable Regulatory Authority, or (b) is intended, or otherwise acknowledged by the FDA or its foreign counterpart, to achieve each of the following: (i) provide substantial evidence, as defined at 21 U.S.C. Section 355(d), that the product is safe and efficacious for its intended use, (ii) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (iii) support Marketing Approval for such product without the need to conduct additional Clinical Trials.

1.106. “Pre-Clinical Reversion Target” means any Terminated Target, that, as of the time such Target became a Terminated Target, Amgen, its Affiliate or Sublicensee had not initiated a Phase 1 Clinical Trial of a Licensed Product directed against or mimicking the function of such Terminated Target.

1.107. “Preexisting Affiliate” means, with respect to a Party that is subject to a Change of Control, any Affiliate of such Party following such Change of Control that was an Affiliate of such Party prior to such Change of Control.

1.108. “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of any government approval, agreement determination or decision establishing such reimbursement authorization or pricing approval or determination.

1.109. “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

1.110. “Product-Specific Patent” means, with respect to a given Licensed Product for a Collaboration Target, any Patent that (a) specifically claims (i) the composition of matter of the Collaboration Protein, as applicable, that comprises or is included in such Licensed Product, (ii) any method of making such composition or (iii) any use of such composition in the Field, and (b) does not claim any Biologic Proteins or Antibody directed against or mimicking the function of a Target that is not a Collaboration Target. [***].

1.111. “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, derivation proceedings, the defense of oppositions, post-grant patent proceedings (such as inter partes review and post grant review) and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.112. “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, board, commission, council or other Governmental Authority that holds responsibility for development and commercialization of, and the granting of Marketing Approval for a pharmaceutical product in such country or region.

1.113. “Regulatory Exclusivity” means, with respect to a Licensed Product in a country, any data exclusivity rights or other exclusive right, other than a Patent, granted, conferred or afforded by any Regulatory Authority in such country or otherwise under Applicable Law with respect to such Licensed Product in such country, which either confers exclusive marketing rights with respect to a product or prevents another party from using or otherwise relying on the data supporting the approval of the Marketing Approval for a product without the prior written authorization of the Marketing Approval holder, as applicable, such as new chemical entity exclusivity, exclusivity associated with new Clinical Trials necessary to approval of a change (e.g., new indication or use), orphan drug exclusivity, non-patent-related pediatric exclusivity, or any other applicable marketing or data exclusivity, including rights conferred in the United States under the Hatch-Waxman Act, the FDA Modernization Act of 1997 or the Biologics Price Competition and Innovation Act, and any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No 726/2004, Parliament and Council Regulation (EC) No 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No 1901/2006 on medicinal products for pediatric use and all international equivalents.

1.114. “Regulatory Filings” means, collectively: (a) all INDs, Approval Applications, establishment license applications, Drug Master Files, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FD&C Act (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Marketing Approval or Price Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Marketing Approval or Price Approval from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) all supplements and amendments to any of the foregoing; (e) all documents referenced in the complete regulatory chronology for each Marketing Approval, (f) foreign equivalents of any of the foregoing, and (g) all data and other information contained in, and correspondence with any Regulatory Authority relating to, any of the foregoing.

1.115. “Research” means conducting research activities to discover, design, optimize, deliver and advance Collaboration Proteins and Licensed Products, including pre-clinical studies and optimization, but specifically excluding Development, Manufacture and Commercialization. When used as a verb, “Researching” means to engage in Research.

1.116. “Research Activities” means, on a Collaboration Target-by-Collaboration Target basis, all activities to be performed under the Research Plan with respect to such Collaboration Target.

1.117. “Royalty Term” means, with respect to a Licensed Product in a country, the period commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the latest of: (a) the expiration of the last Valid Claim of a Licensed Patent or Joint Agreement Patent Covering such Licensed Product in such country, (b) the expiration of the last Valid Claim of a Product-Specific Patent or Amgen Agreement Patent claiming the composition of matter or method of use of the Licensed Product in such country; (c) 10 years after the First Commercial Sale of such Licensed Product in such country; or (d) expiration of Regulatory Exclusivity in such country with respect to such Licensed Product.

1.118. “Subcontractor” means a consultant, subcontractor, academic researcher or other vendor engaged by a Party to conduct activities on behalf of such Party or its Affiliate under this Agreement.

1.119. “Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, the rights granted to Amgen hereunder. When used as a noun, “Sublicense” means any agreement to Sublicense.

1.120. “Sublicensee” means an Affiliate or Third Party, other than a Distributor, to whom Amgen (or a Sublicensee or Affiliate) sublicenses any of the rights granted to Amgen hereunder during the Term.

1.121. “Substitution End Date” means the earlier of (a) of the end of the Collaboration Research Term, and (b) the later of (i) the date that is [***] following the Effective Date and (ii) if Amgen exercises the Additional Target Option with respect to three (3) Additional Targets, the earlier of (A) [***] after the fifth (5th) Additional Target (i.e., the tenth (10th) Collaboration Target) is added to this Agreement in accordance with Section 2.4, and (B) one or more Candidate Drugs are identified in each of the Collaboration Programs for the sixth (6th), seventh (7th) and eighth (8th) Collaboration Targets (i.e., the Collaboration Programs attributable to each of the first (1st), second (2nd) and third (3rd) Additional Targets).

1.122. “Target” means [***].

1.123. “Terminated Target” means (a) any Replaced Target and (b) any Collaboration Target with respect to which this Agreement has been terminated in accordance with any of the provisions of Section 10.2.1, Section 10.2.2, Section 10.2.3, and Section 10.2.5.

1.124. “Territory” means worldwide.

1.125. “Third Party” means any Person other than Amgen, Generate or their respective Affiliates.

1.126. “Third-Party Infringement Claim” has the meaning set forth in Section 7.3.

1.127. “Third Party In-License Agreement” means any Third Party agreements entered into by Generate or its Affiliates after the Effective Date pursuant to which Generate would obtain a license under Know-How or Patents that may be necessary or reasonably useful for the performance of existing or future activities relating to the Research, Development, Manufacture, or Commercialization of any Collaboration Proteins or Licensed Products under this Agreement.

1.128. “United States” or “U.S.” means the United States of America and all of its districts, territories and possessions.

1.129. “Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent, which has not, in the country of issuance, been donated to the public, disclaimed, held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which has not, in the country in question, been cancelled, withdrawn, or abandoned. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***] will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) above with respect to such application issues.

1.130. The following terms have the meanings set forth in the Agreement, as indicated below:

Term	Section
Acquisition Transaction	4.8
Addition Date	2.4
Additional Target	2.4
Additional Target Notice	2.4
Additional Target Option	2.4
Additional Target Payment	2.4
Agreement Know-How	1.3
Agreement Patents	1.3
Alliance Manager	3.2.1
Amgen Indemnified Party	9.1.2
Bankrupt Party	4.6
Bankruptcy Code	4.6
Candidate Drug	2.8
CDA	1.36
Combination Product	1.87
Commercial Milestone Event	6.4.3
Commercial Milestone Payment	6.4.3
Committee Deadlock	3.1.5(b)
Competitive Infringement	7.4.2
Defending Party	7.3
Development Milestone Event	6.4.1
Development Milestone Payment	6.4.1
Development Plan	5.1.2
Disclosing Party	11.1
Dispute	12.12
Distracting Product	4.8
Exclusive License	4.1.1
Existing Upstream License Side Letter	2.5
Existing Upstream License Targets	2.5
Follow-On Research	2.13
Follow-On Research Budget	2.13
Follow-On Research Plan	2.13
Generate Breach Event	10.2.3(a)
Generate Indemnified Party	9.1.1
Generate Platform Agreement Know-How	7.1.2(b)
Generate Platform Agreement Patents	7.1.2(b)
Generate Platform Agreement Technology	7.1.2(b)
Generate Tax Liability	6.14
Indemnified Party	9.1.3
Indemnifying Party	9.1.3
Initial Collaboration Targets	1.34

Insolvency Event	10.2.5
JRC	3.1.1
Joint Working Committee or JWC	3.1.4
Lead Candidate Selection Date	2.10
Liability	9.1.1
Milestone Events	6.4.3
Milestone Payments	6.4.3
Non-Bankrupt Party	4.6
Non-Defending Party	7.3
Other Product	1.88
Patent Challenge	10.2.3(b)(ii)
Product-Specific Know-How	7.1.2(c)
Receiving Party	11.1
Regulatory Event	6.4.2
Regulatory Payment	6.4.2
Replaced Target	2.3
Research Plan	2.2.1
Research Term	2.5
Selling Party	1.87
Subcommittee	3.1.4
Subcommittee Deadlock	3.1.5(a)
Substitute Program Option	2.3
Substitute Target	2.3
Substitute Target Nomination Notice	2.3
Term	10.1
Third Party Infringement Claim	7.3
Withholding	6.10.1
Withholding Action	6.10.1

ARTICLE 2.

Research

2.1. Research Overview. On a Collaboration Program-by-Collaboration Program basis, in accordance with the terms and conditions of this Agreement, Generate will use Commercially Reasonable Efforts to perform the Research Activities assigned to it in the Research Plan for such Collaboration Program for the purpose of generating and testing Collaboration Proteins and ultimately achieving Lead Candidates with respect to the applicable Collaboration Target. The Parties acknowledge that, despite Generate’s use of Commercially Reasonable Efforts to conduct the Research Activities assigned to it in the Research Plan, one or more of the Collaboration Programs may result in the identification of no Lead Candidates for a given Collaboration Program or, alternatively, the Research Activities may yield multiple Lead Candidates for such Collaboration Program.

2.2. Research Activities.

2.2.1. Development and Approval of Research Plans. During the Research Term with respect to each Collaboration Program, Generate (through its Affiliates or Subcontractors) will use Commercially Reasonable Efforts to conduct activities assigned to it under such Collaboration Program in accordance with a separate research plan (each, a “Research Plan”), focused on Researching Collaboration Proteins directed against or mimicking the function of the applicable Collaboration Target. An initial version of the Research Plan with respect to each Initial Collaboration Target is set forth on Schedule 2.2.1 hereto. All Research Activities contemplated to be conducted by Generate under each Research Plan shall occur at Generate’s sole cost and expense. All Research Activities contemplated to be conducted by Amgen under each Research Plan shall occur at Amgen’s sole cost and expense. Each Research Plan may be amended in accordance with Section 2.2.2, provided that each Research Plan will at all times set forth (i) the anticipated start date of the Research Activities for the applicable Collaboration Target, (ii) a high-level description of the activities Generate and Amgen anticipate are reasonably necessary to discover and research Collaboration Proteins that yield one or more Lead Candidates for the applicable Collaboration Target during the Research Term for such Collaboration Program, and (iii) projected high-level estimates on the timeline for activities under the Research Plan. In the event of any inconsistency between a Research Plan and this Agreement, the terms of this Agreement will prevail. Following the designation of any new Collaboration Target pursuant to Section 2.3 or 2.4, Generate will promptly prepare (in consultation with Amgen) and provide to the JRC for review, discussion and approval, a draft Research Plan for such new Collaboration Target, which Research Plan shall meet the requirements set forth in this Section 2.2.1.

2.2.2. Amendments to Research Plans. Either Party may propose amendments to the Research Plan by presenting such amendment to the JRC for review and discussion. The Research Plan may not be amended by either Party except with the approval of the JRC in accordance with Section 3.1.5.

2.2.3. Establishing and Modifying the Lead Candidate Criteria.

(a). On a Collaboration Program-by-Collaboration Program basis, within [***] of (i) the Effective Date (with respect to the Collaboration Program for each Initial Collaboration Target), (ii) the Delayed Addition Date (with respect to the Collaboration Program for the Delayed Initial Collaboration Target), (iii) the date a Target becomes a Substitute Target under Section 2.3.1 (with respect to the Collaboration Program for such Substitute Target), or (iv) the Addition Date (with respect to the Collaboration Program for such Additional Target), Amgen will propose initial Lead Candidate Criteria to the JRC for inclusion in the Research Plan for such Collaboration Program. The JRC shall review, discuss and approve such Lead Candidate Criteria in accordance with Section 3.1.2 and 3.1.5.

(b). After the initial Lead Candidate Criteria has been approved by the JRC in the Research Plan, either Party may request that the Lead Candidate Criteria be amended for any Research Plan and propose such amended Lead Candidate Criteria to the JRC, in which instance the JRC shall review, discuss and, if appropriate, approve such Lead Candidate Criteria in accordance with Section 3.1.2 and 3.1.5.

2.2.4. Decision-Making. Subject to the Section 3.1.5:

(a). Generate shall have the final decision-making authority with respect to activities of Generate relating to each Collaboration Program under this Agreement prior to the Lead Candidate Selection Date with respect to the corresponding Collaboration Target, including the allocation of Generate’s resources and personnel amongst the Collaboration Programs; provided that any such decision is consistent with the Research Plan, the terms and conditions of this Agreement and Generate’s obligation to use Commercially Reasonable Efforts to conduct the Research Activities.

(b). Amgen shall have the final decision-making authority with respect to (1) activities of Amgen relating to each Collaboration Program under this Agreement, including the allocation of Amgen’s resources and personnel; and (2) the prioritization of each Collaboration Program relative to other Collaboration Programs; provided that any such decision under clause (1) or (2) is consistent with the Research Plan, the terms and conditions of this Agreement, and Amgen’s obligations under this Agreement.

2.3. Process for Replacing Collaboration Targets.

2.4. Collaboration Target Substitution. From the Effective Date until the Substitution End Date, Amgen may exercise its right to replace a Collaboration Target with a different Target (the “Substitute Target”) by providing written notice to Generate of Amgen’s desired Substitute Target (such right, a “Substitute Program Option”, and each such notice, a “Substitute Target Nomination Notice”). Amgen may exercise the Substitute Program Option [***]; provided, however, that after Amgen’s exercise of the Additional Target Option with respect to [***] Additional Targets, Amgen may exercise the Substitute Program Option up to [***] additional times, for a total of [***] times. Within [***] after receipt of the Substitute Target Nomination Notice, Generate shall provide an updated and then current Unavailable Effector Target List, Unavailable Binding Target List and Reserved Target List to the Gatekeeper (which list shall be current and accurate as of the date of the Substitute Target Nomination Notice) and inform Amgen when the Gatekeeper has been updated with this information. Amgen shall then, within [***], provide written notice to the Gatekeeper of the identity of the Target that Amgen proposes to become the Substitute Target (including its EMSEMBL ID number) and whether the Target is proposed to be a Collaboration Effector Target or a Collaboration Binding Target. Within [***] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether or not such Target is on the applicable Unavailable List and the Reserved Target List and shall notify the Parties in writing with respect thereto; provided that the Gatekeeper will only disclose the identity of such Target to Generate if such Target is not on the applicable Unavailable List or the Reserved Target List (each such notice, a “Gatekeeper Substitute Target Notice”). If the Gatekeeper Substitute Target Notice indicates that a Target is on the applicable Unavailable List or Reserved Target List, then such Target shall not become the Substitute Target and Amgen may, at its election, propose an additional Target to replace the applicable Collaboration Target prior to the Substitution End Date in accordance with this Section 2.3.1.

2.4.1. Substituted Target Selection. If the Gatekeeper Substitute Target Notice indicates that a Target is not on the applicable Unavailable List or Reserved Target List, such Target shall be deemed a Substitute Target. The Parties shall, within [***] thereafter, (a) execute a written acknowledgement identifying such Target in writing, and whether such Target is a Substitute Collaboration Binding Target or Substitute Collaboration Effector Target, and (b) negotiate in good faith and reach mutual agreement regarding an initial Research Plan for such Target. Such Research Plan shall be of comparable scope as the Research Plan the Parties agreed to for the Target that is being replaced (the “Replaced Target”). If the Gatekeeper Substitute Target Notice indicates that a Target is on the applicable Unavailable List or Reserved Target List, then Amgen may, at its election, propose an alternative Target to replace the applicable Collaboration Target in accordance with this Section 2.3; provided, for clarity, Amgen will not be deemed to have exercised the Substitute Program Option unless and until Generate consents to an Amgen proposed Target becoming an Substitute Target in accordance with this Section 2.3.

2.4.2. Unavailable List and Reserved Target List. Generate will provide, within [***] of Generate’s receipt of any Substitute Target Nomination Notice, to the Gatekeeper:

(a). a list of Targets with respect to which (i) Generate has [***]with respect to (A) Biologic Proteins mimicking the function of such internal Target (in the case of the Unavailable Effector Target List) or (B) Antibodies directed against such Target (in the case of the Unavailable Binding Target List) or (ii) Generate has an ongoing collaboration with a Third Party (such list, the “Unavailable Effector Target List” and the “Unavailable Binding Target List”, as applicable, and each, individually and collectively, the “Unavailable List”); and

(b). a list of up to [***] additional Targets (the “Reserved Target List”) From time to time, Generate may (x) update the Unavailable List to include any other Target meeting the criteria set forth in either clause (a)(i) or clause (a)(ii) of the preceding sentence (or to remove any Target therefrom), and (y) update the Reserved Target List to include any other Target that has not already been designated as a Collaboration Target, provided that (1) the total number of Targets on the Reserved Target List shall not exceed [***] at any given time and (2) notwithstanding the foregoing, Generate may not include [***] on either the Reserved Target List or the Unavailable List until the [***] anniversary of the Effective Date.

2.5. Delayed Initial Collaboration Target and Additional Collaboration Targets. In addition to Amgen’s substitution rights under Section 2.3:

2.5.1. Amgen shall add an additional one (1) Target to the Initial Collaboration Targets under this Agreement within [***] of the Effective Date (such Target, the “Delayed Initial Collaboration Target”) thereby increasing the total number of Collaboration Targets under this Agreement up to a total of five (5) Collaboration Targets. To effect the addition of such Delayed Initial Collaboration Target, Amgen will provide written notice to Generate, and, within [***] after receipt thereof, Generate shall, provide an updated and then-current Unavailable Effector Target List, Unavailable Binding Target List, and Reserved Target List to the Gatekeeper (which list shall be current and accurate as of the date of such notice) and inform Amgen when the Gatekeeper has been updated with this information. Amgen shall then, within [***], provide written notice to the Gatekeeper of the identity of the Target that Amgen proposes to become the Delayed Initial Collaboration Target (including its ENSEMBL ID number) and whether Amgen intends for the Target to be a Collaboration Effector Target or a Collaboration Binding Target. Within [***] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether or not such Target is on the applicable Unavailable List and Reserved Target List and notify the Parties in writing with respect thereto; provided that the Gatekeeper will only disclose the identity of such Target to Generate if such Target is not on the applicable Unavailable List and Reserved Target List (each such notice, a “Gatekeeper Initial Target Notice”). If the Gatekeeper Initial Target Notice indicates that a Target is on the applicable Unavailable List or Reserved Target List, then such Target shall not become a Delayed Initial Collaboration Target. If the Gatekeeper Initial Target Notice indicates that a Target is not on the applicable Unavailable List or Reserved Target List, then such Target shall become a Delayed Initial Collaboration Target. In such event, (a) such addition, including the identity of the additional Target and whether such Delayed Initial Collaboration Target is a Collaboration Binding Target or a Collaboration Effector Target, shall be recorded in a written acknowledgement duly executed by both Parties, and the date on which such Target is so designated mutually by the Parties shall be the “Delayed Addition Date”; (b) as of the Delayed Addition Date, such Delayed Initial Collaboration Target shall automatically be deemed to be a Collaboration Target under this Agreement with no further action by the Parties; and (c) the Parties shall, [***] thereafter, shall negotiate in good faith and reach mutual agreement regarding an initial Research Plan for such Target. If Amgen’s proposed Delayed Initial Collaboration Target is on the applicable Unavailable List or Reserved Target List, then Amgen shall propose an alternative Target as a Delayed Initial Collaboration Target in accordance with this Section 2.4.1; and

2.5.2. During the Collaboration Research Term Amgen may, at its election, add up to five (5) Targets as Collaboration Targets under this Agreement (each such Target, an “Additional Target”), thereby increasing the total number of Collaboration Targets under this Agreement up to a total of ten (10) Collaboration Targets (each such right, the “Additional Target Option”). To exercise such Additional Target Option, Amgen will provide written notice to Generate (an “Additional Target Notice”), and, within [***] after receipt thereof, Generate shall, provide an updated and then-current Unavailable Effector Target List, Unavailable Binding Target List, and Reserved Target List to the Gatekeeper (which list shall be current and accurate as of the date of the Additional Target Notice) and inform Amgen when the Gatekeeper has been updated with this information. Amgen shall then, within [***], provide written notice to the Gatekeeper of the identity of the Target that Amgen proposes to become the Additional Target (including its ENSEMBL ID number) and whether Amgen intends for the Target to be a Collaboration Effector Target or a Collaboration Binding Target. Within [***] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether or not such Target is on the applicable Unavailable List and Reserved Target List and notify the Parties in writing with respect thereto; provided that the Gatekeeper will only disclose the identity of such Target to Generate if such Target is not on the applicable Unavailable List and Reserved Target List (each such notice, a “Gatekeeper Additional Target Notice”). If the Gatekeeper Additional Target Notice indicates that a Target is on the applicable Unavailable List or Reserved Target List, then such Target shall not become an Additional Target. If the Gatekeeper Additional Target Notice indicates that a Target is not on the applicable Unavailable List or Reserved Target List, then Amgen shall, within [***] thereof, make a payment to Generate in the amount of [***] (the “Additional Target Payment”) for such Additional Target. Upon Generate’s receipt of such payment, such Target shall become an Additional Target. In such event, (a) such addition, including the identity of the additional Target and whether such Additional Target is an Additional Collaboration Binding Target or an Additional Collaboration Effector Target, shall be recorded in a written acknowledgement duly executed by both Parties, and the date on which such Target is so designated mutually by the Parties shall be the “Addition Date”; (b) as of the Addition Date, such additional Target shall automatically be deemed to be a Collaboration Target under this Agreement with no further action by the Parties; and (c) the Parties shall, within [***] thereafter, shall negotiate in good faith and reach mutual agreement regarding an initial Research Plan for such Target. For the avoidance of doubt, the Additional Target Payment shall be made once for each Additional Target, up to [***] times total. If Amgen’s proposed Additional Target is on the applicable Unavailable List or Reserved Target List, then Amgen may, at its election, propose an alternative Target as an Additional Target in accordance with this Section 2.4 during the Collaboration Research Term; provided, for clarity, Amgen will not be deemed to have exercised the Additional Target Option unless and until such Target becomes an Additional Target in accordance with this Section 2.4.

2.6. Existing Upstream License Agreement. Amgen acknowledges that Generate is a party to the Existing Upstream License Agreement, pursuant to which Generate has been granted a license under certain intellectual property rights that may be necessary or reasonably useful to exploit products directed against certain Target (such Targets, the “Existing Upstream License Targets”). If Amgen selects an Existing Upstream License Target as an Additional Target or a Substitute Target, then, (a) the Parties shall negotiate in good faith a side letter (each such letter, an “Existing Upstream License Side Letter”) to document the sublicense grant to Amgen under the applicable Third Party technology and to enable Generate to comply with its obligations under the Existing Upstream License Agreement, and (b) notwithstanding anything to the contrary herein, such Existing Upstream License Target shall not be deemed an Additional Target or a Substitute Target, as the case may be, until the Parties have executed an Existing Upstream License Side Letter with respect to such Target.

2.7. Research Term.

2.7.1. On a Collaboration Program-by-Collaboration Program basis, the period beginning on the Effective Date and ending on the earliest to occur of (a) (i) with respect to each Initial Collaboration Target, the [***] anniversary of the Effective Date, (ii) with respect to each Additional Target, the [***] anniversary of the Addition Date, or (iii) with respect to each Substitute Target, the [***] anniversary of the date on which such Target is designated as a Substitute Target, (b) the Lead Candidate Selection Date with respect to the applicable Collaboration Target, (c) the [***] anniversary of the Effective Date, or (d) the effective date of termination of this Agreement (with respect to such Collaboration Program or in its entirety) shall be the “Research Term” for such Collaboration Program.

2.7.2. Following the end of the Research Term for a Collaboration Program, neither Party will have any obligation to perform any additional activities under the Research Plan for such Collaboration Program. For clarity, the expiration or termination of the Research Term for a given Collaboration Program will not affect either Party’s rights or obligations with respect to any other Collaboration Program for which the Research Term has not yet expired or terminated.

2.8. Research Activities. Generate, directly or through its Affiliates or Subcontractors, will use Commercially Reasonable Efforts to perform the Research Activities in accordance with the applicable Research Plan for such Collaboration Program, in a professional and timely manner and in accordance with this Agreement and all Applicable Laws and using personnel appropriately skilled and experienced to conduct such Research Activities. Generate will perform certain Research Activities utilizing the Generate Platform as further specified in each Research Plan. Amgen may elect to prioritize (or de-prioritize) certain Collaboration Programs over others and Generate will allocate resources between Collaboration Programs for the purpose of achieving the prioritization (or de-prioritization) of such applicable Collaboration Programs.

2.9. Transfer of Sequences. On a Collaboration Program-by-Collaboration Program basis, in accordance with the Research Plan for such Collaboration Program, Generate shall, to the extent contemplated in the Research Plan, transfer to Amgen (1) Collaboration Proteins sequences achieving criteria mutually agreed by the Parties (each such Collaboration Protein, a “Candidate Drug”) in quantities mutually agreed by the Parties (such agreement shall not be subject to either Party’s final decision-making authority hereunder), and (2) such results and data associated with such Candidate Drugs, in each case, so that Amgen may conduct further Research Activities in accordance with the Research Plan. Amgen may request, and Generate will use [***] to provide, [***]. For the avoidance of doubt, Generate shall not be required to produce or transfer any inventory of such Collaboration Protein(s) for Amgen. Amgen shall not request or use any such protein sequence received from Generate to reverse-engineer the Generate Platform.

2.10. Initiation of Amgen Research Activities. On a Collaboration Program-by-Collaboration Program basis, upon receipt of the sequence information contemplated in Section 2.8, Amgen, directly or through its Affiliates or Subcontractors, will use Commercially Reasonable Efforts to conduct the Research Activities related to such Collaboration Protein(s) assigned to it in the Research Plan and share such resulting data with the JRC. The Parties, through the JRC, will mutually agree as to whether additional Generate Research Activities are necessary or useful to (1) modify/optimize the Collaboration Protein(s) that were the subject of such Amgen Research Activities to allow such Collaboration Proteins (or derivatives therefrom) to achieve the Lead Candidate Criteria with such modifications/optimizations and (2) determine whether any Collaboration Proteins have met the Lead Candidate Criteria and shall amend the Research Plan accordingly to contemplate such additional Generate Research Activities, if warranted. The Parties will conduct Research Activities in accordance with the Research Plan, as amended by the JRC, and may transfer Collaboration Protein or other Collaboration Protein sequences back and forth between the Parties multiple times to advance such Research Activities.

2.11. Lead Candidate Selection. On a Collaboration Program-by-Collaboration Program basis, the JRC will evaluate all relevant data generated in the Research Activities (including any generated by Amgen) and determine (by mutual agreement of both Parties in accordance with Section 3.1.5) whether any Collaboration Proteins have met the “Lead Candidate Criteria” and are thereafter deemed “Lead Candidates”; provided, however, that, unless otherwise agreed by the Parties, the number of Lead Candidates per Collaboration Target shall be capped at [***]. For each Collaboration Program, the earlier date upon which the (a) JRC determines the Lead Candidate Criteria has been achieved by at least one (1) Collaboration Protein or (b) Amgen initiates GLP Toxicology Studies with respect to any Collaboration Protein will be the “Lead Candidate Selection Date.” On a Collaboration Program-by-Collaboration Program basis, if by the end of the Research Term, the Lead Candidate Selection Date has not occurred, unless the JRC agrees otherwise, Generate’s obligations with respect to activities under the Collaboration Program will be considered completed; provided, Amgen may elect to continue directly or through its Affiliates or Subcontractors, the conduct of Research Activities with respect to such Collaboration Program. For clarity, irrespective of any JRC determination, if Amgen [***], the Lead Candidate Criteria will be deemed to have been met for such affected Collaboration Program and Collaboration Target.

2.12. Lead Candidate Data Package. Within [***] after the earlier of (1) the Lead Candidate Selection Date and (2) completion of Generates’ Research Activities with respect to a Collaboration Program, Generate will provide Amgen with a Lead Candidate Data Package for the relevant Collaboration Target and Collaboration Program; provided, however that in no event shall Generate be required to provide to Amgen a Lead Candidate Data Package that includes data on more than [***] Collaboration Proteins unless otherwise agreed to by the Parties. If such Data Package is incomplete, Amgen may notify Generate of the incomplete status of such Data Package in writing including any items that, in Amgen’s reasonable determination made in good faith, should have been included in the Lead Candidate Data Package but were not included therein within [***] after receipt thereof. Following receipt of such notice, Generate will promptly deliver to Amgen the additional information requested by Amgen to complete such Lead Candidate Data Package. In addition, Amgen shall have the right to reasonably request additional information relating to the applicable Collaboration Target within [***] after delivery of the Lead Candidate Data Package and Generate will respond to such requests promptly with any such additional information that is in its possession or control; provided that Generate shall in no event be required to conduct any new or additional Research or other activities to generate any such additional information or records.

2.13. Transfer of Materials. To facilitate the conduct of activities under each Research Plan: (a) Amgen may, at its election, provide Materials specified by the Research Plan to be transferred by Amgen to Generate or otherwise reasonably requested by Generate; and (b) Generate will provide any Materials required by the Research Plan to be transferred by Generate to Amgen or otherwise reasonably requested by Amgen. All Materials (i) will remain the sole property of the supplying Party, (ii) will be used only in the fulfillment of the receiving Party’s obligations or exercise of rights under this Agreement, (iii) will remain solely under the control of the receiving Party, (iv) will not be used or delivered by the receiving Party to or for the benefit of any Third Party (other than a permitted Subcontractor or Sublicensee) without the prior written consent of the supplying Party, and (v) will not be used in research or testing involving human subjects, unless expressly agreed. Subject to Section 8.2, all Materials supplied under this Section 2.12 are supplied “as is”, with no warranties of fitness for a particular purpose and must be used with prudence and appropriate caution in any experimental work, as not all of their characteristics may be known.

2.14. Follow-On Research. On a Collaboration Target-by-Collaboration Target basis, following the Lead Candidate Selection with respect to such Collaboration Target and for [***] thereafter, following discussion at the JRC, Generate may elect to conduct additional research activities as reasonably requested by Amgen with respect to Lead Candidates directed against such Collaboration Target (the “Follow-On Research”). Prior to commencing any such Follow-On Research, the Parties shall mutually agree upon (a plan (the “Follow-On Research Plan”) and budget (the “Follow-On Research Budget”) for such Follow-On Research. On a [***] basis while Generate is performing Follow-On Research, the Parties will review and update each Follow-On Research Plan and Follow-On Research Budget based on the currently available information and data. Amgen shall reimburse Generate in accordance with Section 6.8 for Generate’s [***] incurred in conducting such Follow-On Research in accordance with the Follow-On Research Plan and Follow-On Research Budget. The Parties agree that, notwithstanding anything in this Agreement to the contrary, Generate will not be required to perform activities under any Follow-On Research Plan unless Amgen makes payment for such activities in accordance with Section 6.8. In addition, Generate will not be required to perform any work which is not contemplated by any Follow-On Research Plan or which would impose any additional financial or other resource obligations beyond the scope of those required to perform the then-current Follow-On Research Plan, unless such additional scientific work is reflected in a mutually agreed amendment to the applicable Follow-On Research Plan and Follow-On Research Budget pursuant to which [***].

2.15. Subcontracting. Each Party may engage Subcontractors to perform Research Activities or Follow-On Research; provided that each contract between a Party and a Subcontractor shall be consistent with the provisions of this Agreement, including Section 7.1, shall include confidentiality provisions that are at least as restrictive as those described in ARTICLE 11 and shall obligate the Subcontractor to comply with the Information Security Requirements Schedule to the extent such Subcontractor is receiving Confidential Information of Amgen (except for data or Know-How produced by Generate during the Research Term) and shall include compliance obligations materially similar to those in Sections 8.6 and 8.7. Each Party shall be responsible for the effective and timely management of and payment of its Subcontractors. The engagement of any Subcontractor in compliance with this Section 2.14 shall not relieve a Party of its obligations under this Agreement.

2.16. Records; Reporting.

1.16.1. Records. Each Party shall maintain, and cause its Affiliates and Subcontractors to maintain, records of the Research Activities for each Collaboration Program until the achievement of the Lead Candidate Criteria under such Collaboration Program in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved.

1.16.2. Progress Reports. During the Research Term with respect to a Collaboration Program, each Party shall furnish to the JRC, not less than [***] in advance of each Calendar Quarter’s JRC meeting or within a reasonable period upon the request of the JRC, an update on such Party’s progress under the Research Plan for the applicable Collaboration Program during the relevant Calendar Quarter or time period requested by the JRC, including a summary of any results and data generated by such Party in the conduct of Research Activities under such Research Plan.

ARTICLE 3.

GOVERNANCE

3.1.Joint Research Committee.

3.1.1. Formation. Within [***] after the Effective Date, the Parties will establish a joint research committee (the “JRC”) to act as a forum to review, discuss and oversee activities under this Agreement. The JRC will be comprised of [***] representatives from each Party. Each Party’s representatives on the JRC shall be of the seniority and experience appropriate in light of the functions and responsibilities of the JRC. In addition, each Party may invite a reasonable number of additional subject matter experts or relevant personnel of such Party to participate in discussions and meetings of the JRC. Each Party’s representatives on the JRC and all other individuals attending or participating in discussions and meetings of the JRC on behalf of a Party will be bound under written confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of ARTICLE 11. Each Party may replace its representatives on the JRC at any time by providing notice in writing to the other Party. Each Party will designate a co-chairperson of the JRC. The co-chairpersons of the JRC will be responsible for setting the agenda for meetings of the JRC with input from the other members, and for conducting the meetings of the JRC. The JRC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.

3.1.2. Responsibilities. The JRC will be responsible for reviewing, discussing and overseeing the Research Activities and the Follow-On Research under this Agreement. Without limiting the foregoing, the JRC will:

(a) review and discuss and approve the initial Research Plan for each Collaboration Target;

(b) review, discuss and approve any proposed amendments to any Research Plan (which, subject to Section 3.1.5, shall require the mutual agreement of the Parties);

(c) meet every 6 months to review and discuss the Lead Candidate Criteria and whether any amendments thereto are needed;

(d) Establishing the Lead Candidate Criteria;

(e) Approve any amendments to the Lead Candidate Criteria;

(f) determine when the Lead Candidate Criteria is met (which shall require the mutual agreement of the Parties);

(g) review and discuss all material Research Activities undertaken by or on behalf of Generate under a Research Plan, including the exchange and review of data and information generated pursuant to a Research Plan;

(h) encourage and facilitate cooperation and communication between the Parties with respect to the conduct of the Research Activities and the initiation and conduct of the Follow-On Research;

(i) discuss the possible substitution of Collaboration Targets hereunder;

(j) oversee the transfer of Licensed Technology to Amgen;

(k) discuss any Follow-On Research proposed by Amgen with respect to a Collaboration Target;

(l) discuss the progress toward preparation of each Candidate Data Package and Lead Candidate Data Package; and

(m) perform such other duties as are specifically assigned to the JRC under this Agreement or as may be otherwise mutually agreed by the Parties from time to time.

Notwithstanding anything to the contrary, the JSC shall have no authority to alter, amend, or waive compliance with the terms and conditions of this Agreement.

3.1.3. Meetings; Minutes.

(a) The JRC will meet in person or by teleconference at least once each Calendar Quarter on such dates and at such times and places as agreed to by the members of the JRC. Each Party will be responsible for its own expenses relating to attendance at, or participation in, JRC meetings.

(b) The responsibility for preparing the minutes will alternate between the Alliance Managers (or their designees) on a meeting-by-meeting basis. The Alliance Manager responsible for the minutes will provide the other Alliance Manager and the members of the JRC with draft written minutes for the JRC’s approval from each meeting within [***] after each such meeting setting forth, among other things, a description, in appropriate detail, of any actions, decisions, or determinations approved by the JRC. Such minutes will be effective only after being approved by both Parties. If the minutes of any meeting of the JRC are not approved by the JRC (with each Party’s representatives on the JRC collectively having one vote) within [***] after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.

3.1.4. Subcommittees.

(a) From time to time, the JRC may establish subcommittees of the JRC to oversee particular projects or activities under this Agreement, and such subcommittees shall be constituted and have such responsibility as the JRC approves (each referred to herein as a “Subcommittee”). The Subcommittees shall operate in accordance with the provisions of Section 3.1.3 and 3.1.5, and shall have no authority to alter, amend, or waive compliance with the terms and conditions of this Agreement.

(b) The Parties hereby establish a Joint Working Committee (“JWC”) as a subcommittee of the JRC, such JWC to have the responsibilities outlined in this Agreement.

3.1.5. Decision-Making.

(a) Decisions of the JRC shall be made by unanimous vote, with each Party having one vote. In order to make any decision with respect to any matter for which the JRC has decision making authority, the JRC must have present (in person or via telephone or videoconference) and voting at least one representative of each Party. In the event that any Subcommittee cannot or does not reach consensus with respect to a particular matter within the authority of such Subcommittee (a “Subcommittee Deadlock”) after endeavoring to do so within [***] of the matter arising, such matter shall be referred to the JRC for discussion and attempted resolution. In the event that the JRC does not reach a decision with respect to a Subcommittee Deadlock, or if the JRC cannot or does not reach consensus with respect to any other matter within its decision making authority, in each case, after endeavoring for [***] to do so, then such matter (a “Committee Deadlock”) shall be decided by the Parties in accordance with Section 3.1.5(b) below.

(b) The Committee Deadlock shall be submitted by either Party to the respective Executive Officers. The Executive Officers of each Party or their respective designees, shall attempt to resolve such Committee Deadlock within [***] of submission. If the Executive Officers (or their respective designees) cannot resolve the Committee Deadlock, then:

(i) Each Party will have such decision making rights as contemplated in Section 2.2.3; and

(ii) Generate would have casting vote for decisions related to the application, use or development of the Generate Platform, and

(iii) Amgen would have the casting vote for decisions establishing the Lead Candidate Criteria under each Research Plan and amendments to the Lead Candidate Criteria for a given Collaboration Program. Notwithstanding the foregoing, if Amgen proposes an amendment to the Lead Candidate Criteria for a given Collaboration Program more than [***] after the initiation of Research Activities under such Collaboration Program, and if such amendment would require Generate to incur more than an additional [***] of Generate’s costs and expenses in conducting the Research Activities for such Collaboration Program (at such point in time), such amended Lead Candidate Criteria shall require the mutual agreement of the Parties (including an agreement on cost allocation between the Parties for such additional Generate costs and expenses); provided that under clause (i) and clause (ii) neither Party would have the ability to take a decision for any matter that amends any Research Plan or increases the financial burden of the other Party by more than [***]), in each case without the other Party’s prior written consent.

3.1.6. Joint Working Committee.

(a) Composition. The JWC shall be comprised of [***] representatives who are employees of each Party. Each Party shall appoint its respective representatives to the JWC within [***] of the Effective Date, and from time to time may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. All

JWC representatives shall have appropriate expertise, seniority, decision-making authority and ongoing familiarity with the Collaboration Programs and each Party’s representatives collectively shall have relevant expertise in biologics research and development matters. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JWC meetings, subject to such representatives and consultants (or the representative’s or the consultant’s employer) undertaking confidentiality obligations, whether in a written agreement or by operation of law, no less stringent than the requirements of Section 11.1 (Confidentiality).

(b) Meetings. The JWC shall meet telephonically or by video conference every other week or on such schedule as the Parties may mutually agree.

(c) JWC Responsibilities. The JWC shall be responsible for the following, pursuant to the Collaboration Programs:

(d) oversight of the day-to-day Research Activities;

(i) oversight of specific activities contemplated in the Research Plan;

(ii) providing input to, and discussing periodic updates with, the JRC, regarding the Research Activities; and

(iii) such other matters as the Parties agree in writing shall be the responsibility of the JWC.

(a) Decision-Making. The JWC shall be an advisory committee to the JRC. The JWC shall not have any final decision making power.

(b) Term. Either Party shall have the right to terminate the JWC in connection with the discontinuation of the JRC under Section 3.1.7 (Discontinuation of the JRC).

3.1.7. Discontinuation of the JRC. The JRC’s review and discussion responsibilities with respect to a Collaboration Program will continue to exist until the first to occur of (a) the Parties mutually agreeing to terminate such responsibilities with respect to such Collaboration Program and (b) Amgen’s election to terminate such responsibilities with respect to such Collaboration Program following completion of the transfer of the Licensed Technology to Amgen for such Collaboration Program; provided that the JRC’s review and discussion responsibilities will be reinstated with respect to any Follow-On Research for any Collaboration Target.

3.2. Alliance Managers.

3.2.1. Appointment. Within [***] of the Effective Date, each Party will appoint a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2.2. Specific Responsibilities. The Alliance Managers shall attend all meetings of the JRC but will not be members of the JRC. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Party’s activities pursuant to this Agreement and will have the following responsibilities:

(a) schedule meetings of the JRC and circulate draft written minutes as provided in Section 3.1.3(b);

(b) oversee and facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;

(c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues; and

(d) perform such other functions as requested by the JRC.

ARTICLE 4.

LICENSE GRANTS; Exclusivity

4.1. License Grants to Amgen.

4.1.1. Exclusive License. Subject to the terms of this Agreement, on a Collaboration Target-by-Collaboration Target basis, Generate hereby grants to Amgen and its Affiliates an exclusive, non-transferable (except as provided in Section 12.1) royalty-bearing license, including the right to grant and authorize Sublicenses in accordance with Section 4.1.3 under Generate’s and its Affiliates’ interests in the Licensed Technology, to Research, Develop, Manufacture, have Manufactured, Commercialize, use and otherwise exploit Collaboration Protein and Licensed Products in the Field in the Territory (each, an “Exclusive License”); provided, however, that (a) Amgen does not have the right under the foregoing license to use or practice the Generate Platform, and (b) the foregoing license grant shall exclude the right to exploit the Licensed Technology to Research, Develop, Manufacture, have Manufactured, Commercialize, use and otherwise exploit (i) any payloads, linkers, or other component of a Licensed Product other than a Collaboration Protein directed against or mimicking the function of the applicable Collaboration Target, and (ii) the portion(s) of any Multispecific Product that are directed to one or more Targets that are not Collaboration Targets.

4.1.2. Research License. Subject to the terms and conditions of this Agreement, on a Collaboration Target-by-Collaboration Target basis during the Research Term for a Collaboration Target, Generate hereby grants to Amgen and its Affiliates a non-exclusive, fully paid-up, non-transferable (except as provided in Section 12.1), royalty-free license in the Territory, with no right to grant sublicenses except to Subcontractors, under the Licensed Technology, solely to perform (a) any Research Activities for which Amgen is responsible for such Collaboration Program and (b) any other obligations of Amgen expressly set forth in this Agreement or mutually agreed in writing by the Parties; provided, however, that Amgen does not have the right under the foregoing license to use or practice the Generate Platform.

4.1.3. Sublicensing. Amgen and its Affiliates may grant Sublicenses of any Exclusive License through multiple tiers of Sublicenses to one or more Sublicensees. Each such Sublicense will be consistent with, the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Amgen will, as soon as reasonably practicable thereafter (and in any event within [***]), provide Generate with a notice of executed Sublicense with a Third Party Sublicensee, providing Generate the identity of the Sublicensee and the Collaboration Target which is the subject of the Sublicense; however, in the instance any Sublicense includes a sublicense of rights granted to Generate under a Collaboration In-License Agreement, Amgen shall provide to Generate copy of each such executed Sublicense with a Third Party Sublicensee (which copy may be redacted to remove provisions which are not necessary to monitor compliance with this Section 4.1.3(d)), provided, for clarity that Amgen shall have no obligation to provide Generate with any copy of any Subcontractor agreement. Each Sublicense will contain the following provisions: (a) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of ARTICLE 11 of this Agreement with respect to Generate’s Confidential Information; (b) a requirement that the Sublicensee submit applicable sales or other reports to Amgen to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (c) the requirements set forth in Section 6.11; and (d) to the extent such Sublicense includes a sublicense of rights granted to Generate under a Collaboration In-License Agreement, a requirement that the Sublicensee comply with the applicable provisions of such or Collaboration In-License Agreement, as applicable. Notwithstanding any Sublicense, Amgen will remain primarily liable to Generate for the performance of all of Amgen’s obligations under, and responsible for each Sublicensee’s compliance with the applicable terms of, this Agreement.

4.1.4. Limitation. Notwithstanding any Exclusive License granted to Amgen pursuant to Section 4.1.1, subject to the terms of this Agreement, on a Collaboration Target-by-Collaboration Target basis, Generate will retain non-exclusive rights under the Licensed Technology, solely to perform (a) any Research Activities and Follow-On Research for each Collaboration Program (sublicensable to Subcontractors engaged in accordance with Section 2.14), (b) any other obligations of Generate expressly set forth in this Agreement or mutually agreed in writing by the Parties in writing, and (c) the Generate Platform Activities.

4.2. License Grant to Generate. Subject to the terms and conditions of this Agreement, on a Collaboration Target-by-Collaboration Target basis, Amgen hereby grants to Generate and its Affiliates a non-exclusive, fully paid-up, non-transferable (except as provided in Section 12.1), royalty-free license in the Territory, with no right to grant sublicenses except to Subcontractors engaged in accordance with Section 2.14, (a) under the Amgen Technology, solely to perform: (i) any Research Activities and Follow-On Research for each Collaboration Program, and (ii) any other obligations of Generate expressly set forth in this Agreement or mutually agreed in writing by the Parties in writing, and (b) under the Amgen Agreement Patents, Product-Specific Patents, Product-Specific Know-How and the Amgen Pass Through Data to perform Generate Platform Activities.

4.2.1. Generate will not use the Amgen Pass Through Data for any purpose other than the Generate Platform Activities. If Generate uses the Amgen Pass Through Data for any purpose other than the Generate Platform Activities, then all Know-How resulting from such use, whether patentable or not, shall be promptly and fully disclosed to Amgen and shall be the sole property of Amgen. Generate will return or destroy Amgen Pass Through Data as it would the

Confidential Information of Amgen pursuant to the termination provisions of this Agreement and otherwise treat such Amgen Pass Through Data as Amgen Confidential Information; provided, Generate will have no right to disclose such Amgen Pass Through Data under Section 11.2, except as contemplated in Section 11.2(e). Generate will not reverse engineer or attempt to reidentify the Amgen Pass Through Data.

4.3. Software Exclusions. Notwithstanding anything herein to the contrary, Amgen acknowledges that Generate and its Affiliates have certain Know-How, Patents or other intellectual property rights that include, or, with respect to Patents, claim, software, systems, methods, source code or object code related to the Generate Platform or Generate Platform Agreement Technology. It is understood and agreed that (a) as between the Parties, Generate or its Affiliates will perform any and all activities under this Agreement pertaining to the use of such software, source code or object code related to the Generate Platform or Generate Platform Agreement Technology and (b) (i) no (sub)license is granted by Generate or its Affiliates to Amgen pursuant to this Agreement, (ii) under this Agreement, Generate does not “Control” and (iii) Amgen shall have no right under this Agreement to use or access, in each case (i)-(iii), any Know-How, Patents or other intellectual property rights that consist of, or with respect to Patents claim, software, source code or object code related to the Generate Platform or Generate Platform Agreement Technology.

4.4. Technology Transfer after Lead Candidate Designation.

4.4.1. Initial Transfer. On a Lead Candidate-by-Lead Candidate basis, Generate will [***] (but no later than [***]) following the Lead Candidate Selection Date, transfer to Amgen or its designated Affiliate a copy of all Licensed Know-How in its possession or control as of such date that is necessary or reasonable useful for the Research, Development or Commercialization of such Lead Candidate, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications). In addition, on a Collaboration Target-by-Collaboration Target basis, to the extent Generate has performed Follow-On Research with respect to such Collaboration Target, Generate will [***](but no later than [***]) following completion of such Follow-On Research, transfer to Amgen or its designated Affiliate a copy of all Licensed Know-How related to Collaboration Proteins directed against such Collaboration Target generated under the Follow-On Research in its possession or control as of such date, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications).

4.4.2. Additional Transfers. During the Term, on a Lead Candidate-by-Lead Candidate basis, in the event that Amgen reasonably believes additional Licensed Know-How is necessary for the continued Research, Development or Commercialization of the Lead Candidate directed against such Collaboration Target, Amgen may reasonably request a copy of such additional Licensed Know-How from Generate. Amgen and Generate will discuss in good faith and Generate will transfer to Amgen a copy of such additional Licensed Know-How in Generate’s possession or control, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications), following mutual agreement by the Parties.

4.4.3. Assistance by Generate Personnel. To assist with the transfer of Licensed Know-How under this Section 4.4 and Amgen’s exploitation thereof in accordance with the terms of this Agreement, for [***] after the Lead Candidate Selection Date with respect to each Collaboration Target, Generate will make its personnel reasonably available to Amgen during normal business hours to transfer such Licensed Know-How to Amgen and respond to Amgen’s reasonable inquiries with respect thereto. Following such [***] period with respect to each Collaboration Target, upon Amgen’s request, Generate will make up to [***]of its personnel that worked on the applicable Collaboration Program reasonably available to Amgen during normal business hours at a mutually agreeable date and time to transfer such Licensed Know-How to Amgen and respond to Amgen’s reasonable inquiries with respect thereto, provided that, following such [***] period with respect to a Collaboration Target, such assistance with respect to all Collaboration Targets in the aggregate shall not exceed [***] of time provided by Generate employees unless otherwise agreed by Generate.

4.4.4. Third Party Vendors or Contractors. On a Collaboration Target-by- Collaboration Target basis, at Amgen’s reasonable request following the Lead Candidate Selection Date with respect to a given Collaboration Target, Generate will use Commercially Reasonable Efforts to facilitate the establishment of a business relationship between Amgen and any Third Party Subcontractor that Generate has engaged in the Research Activities or in the Manufacture of Collaboration Proteins for the applicable Collaboration Target, including by facilitating introductions with such Subcontractors, and use Commercially Reasonable Efforts to assign to Amgen any agreements with any such Third Party Subcontractor that are exclusively related to such Collaboration Target.

4.4.5. Costs of Transfer. Each Party will bear its own costs and expenses in conducting and receiving the technology transfer under this Section 4.3 or in the proviso at the end of Section 4.4.3.

4.5. No Implied Licenses. Except as expressly provided in this Agreement, no Party will be deemed by estoppel, implication or otherwise to have granted the other Party any licenses or other right with respect to any intellectual property.

4.6. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign equivalent thereto. The Parties further agree that if (x) a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) is commenced under the Bankruptcy Code, (y) this Agreement is rejected as provided in the Bankruptcy Code, and (z) the other Party (the “Non-Bankrupt Party”) elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, the Non-Bankrupt Party will be entitled to a complete duplicate of, and complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Upon such occurrence, such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the Non-Bankrupt Party of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Applicable Law. As used herein, “Bankruptcy Code” means Title 11, United States Code, as from time to time in effect.

4.7. Target Exclusivity. On a Collaboration Target-by-Collaboration Target basis, during the Research Term for such Collaboration Target and, after the Lead Candidate Selection Date, during the Term for so long as Amgen continues to use Commercially Reasonable Efforts to Develop and Commercialize a Collaboration Protein or Licensed Product for such Collaboration Target, except in the performance of its obligations under this Agreement, neither Generate nor any of its Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the research, development, manufacture or commercialization of (a) any product specifically directed against any Collaboration Binding Target, or (b) any product that (i) mimics the function of any Collaboration Effector Target to achieve a clinically relevant effect using the same mechanism of action as such Collaboration Effector Target, and (ii) has at least [***] amino acid sequence homology to such Collaboration Effector Target. Notwithstanding the foregoing, this Section 4.7 will not limit Generate or its Affiliate from entering into a relationship with a Third Party whereby such Third Party, separate and apart from its relationship with Generate or Generate’s Affiliates, develops a Multispecific Product that is directed to a Collaboration Target; provided, (1) Generate’s contribution (in the form of its license or activities for the benefit of such Third Party) is limited to the portion(s) of any such Multispecific Product that are directed to one or more Targets that are not Collaboration Targets and (2) any license granted by Generate or its Affiliates does not enable or facilitate such Multispecific Product to be directed to any Collaboration Target.

4.8. Acquisition of Distracting Product. Notwithstanding the provisions of Section 4.7, if Generate or any of its Affiliates acquires rights to research, develop, manufacture, or commercialize a product in the Field as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control of Generate (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being researched, developed, manufactured or commercialized and such activities would, but for the provisions of this Section 4.8, constitute a breach of Section 4.7 (such product, a “Distracting Product”), Generate or such Affiliate will, within [***] after the closing of such Acquisition Transaction notify Amgen in writing of such acquisition and either:

(a) request that such Distracting Product be included in this Agreement on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of no less than [***] (or such longer period as may be agreed by the Parties) and, if unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, Generate will elect to take the action specified in either clause (b) or (c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in discussion under this clause (a);

(b) notify Amgen in writing that Generate or its Affiliate will Divest its rights to such Distracting Product, in which case, within [***] (or such longer period as may be agreed by the Parties) after the closing of the Acquisition Transaction, Generate or its Affiliate will Divest such Distracting Product, giving due consideration to ethical concerns and requirements under Applicable Law; or

(c) notify Amgen in writing that it is ceasing all such research, development and commercialization activities with respect to the Distracting Product, in which case, within [***] (or such longer period as may be agreed by the Parties) after Amgen’s receipt of such notice, Generate and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Applicable Law.

During the discussion period under clause (a), prior to the time of divestiture pursuant to clause (b) or prior to the termination of activities pursuant to clause (c), as applicable, Generate and its Affiliates will segregate all research, development or commercialization activities relating to the Distracting Product from Research, Development and Commercialization with respect to Collaboration Proteins or Licensed Products under this Agreement, including ensuring that (i) no personnel involved in performing research, development or commercialization activities with respect to such Distracting Product have access to non-public plans or information relating to the Research, Development or Commercialization of Collaboration Proteins or Licensed Products under this Agreement (except that management personnel may review and evaluate plans and information regarding the Research, Development and Commercialization of Licensed Products under this Agreement in connection with portfolio decision-making) and (ii) no personnel involved in performing Development or Commercialization activities with respect to Collaboration Proteins or Licensed Products under this Agreement have access to non-public plans or information relating to the development or commercialization of such Distracting Product (except that management personnel may review and evaluate plans and information regarding the development and commercialization of such Distracting Product in connection with portfolio decision-making).

4.8. Change of Control. If there is a Change of Control involving Generate, the obligations of Section 4.7 will not apply to any program of the relevant acquirer or its Affiliates (other than Generate and its Preexisting Affiliates); provided that (a) Generate and its Preexisting Affiliates, on the one hand, and the acquirer and its Affiliates (other than Generate and its Preexisting Affiliates), on the other hand, establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such program from any Confidential Information related to the applicable Collaboration Programs, Collaboration Proteins and Licensed Products under this Agreement, (b) the acquirer and its Affiliates (including Generate and its Preexisting Affiliates) do not use, directly or indirectly, any Patents, Know-How or Confidential Information of Generate (including the Generate Platform and any Patents, Know-How or Confidential Information licensed or acquired from Amgen under this Agreement) in such program, and (c) no personnel who were employees or consultants of Generate or its Preexisting Affiliates at any time prior to or after the Change of Control will conduct any activities under such program.

ARTICLE 5.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

5.1. Development.

5.1.1. Generally. On a Collaboration Target-by-Collaboration Target basis, following the Lead Candidate Selection Date with respect to a Collaboration Target, Amgen will have sole and exclusive control, at its sole cost and expense, over all matters relating to the Development of Licensed Products, either by itself or with or through one or more Affiliates or Third Parties.

5.1.2. Reporting. During the Term until a First Commercial Sale for the first Licensed Product for a Collaboration Target, on a Collaboration Target-by-Collaboration Target basis, [***], Amgen will provide Generate with a high-level report regarding the status of Amgen’s Development, the initiation, progress and permanent cessation of any Amgen Development activities, and the results (provided that any data read-outs will be disclosed only to the extent disclosable outside of Amgen in a manner consistent with Amgen’s internal policies) of such Development to date. On a Collaboration Target-by-Collaboration Target basis, if Amgen makes a decision to permanently cease, itself or through its Affiliates, all Research, Development and Commercialization activities with respect to Collaboration Proteins or Licensed Products directed against such Collaboration Target and does so cease such activities or a Sublicensee makes a decision to permanently cease such activities and Amgen does not have or does not exercise a right to terminate such Sublicense, Amgen shall report such cessation and the starting date thereof in the first report provided to Generate under this Section 5.1.2 following such cessation.

5.1.3. Amgen Pass Through Data. Consistent with Applicable Law, including applicable data protection and privacy laws, rules, and regulations, after the Lead Candidate Selection Date with respect to any Lead Candidates and Licensed Products that are the subject of Research or Development by Amgen, Amgen shall furnish to Generate, a summary data package of Amgen Pass Through Data on the timelines contemplated in Schedule 1.11.

5.2. Regulatory Matters.

5.5.1. Responsibilities. Amgen or its designated Affiliates and Sublicensees will have the sole authority, at its sole cost and expense, to (a) prepare, file and maintain Regulatory Filings, each in its own name (including applications for Marketing Approval and Price Approval) for all Licensed Products in the Field in the Territory, and (b) communicate with Regulatory Authorities with respect to the Licensed Products directed against such Collaboration Target in the Field in the Territory, both prior to and following Marketing Approval and Price Approval, including all communications and decisions with respect to (i) labeling of Licensed Products directed against such Collaboration Target, and (ii) the negotiation of Price Approvals.

5.5.2. Ownership. Ownership of all right in and to all Regulatory Filings, Marketing Approvals and Price Approvals for any Licensed Products in the Field in each country of the Territory will be held in the name of Amgen, its designated Affiliate or Sublicensee.

5.5.3. Cooperation. As and to the extent reasonably requested by Amgen, Generate will, and will cause its Affiliates to, cooperate with Amgen with respect to all regulatory matters relating to any Licensed Products. Without limiting the foregoing, as reasonably requested by Amgen, Generate will assist Amgen in preparing Regulatory Filings for Licensed Products and make information in the possession or control of Generate or its Affiliates available to Amgen to the extent necessary for completion of such Regulatory Filings. Upon Amgen’s reasonable request and at Amgen’s expense, Generate will support the Development of Licensed Products by providing Regulatory Authorities with access to, and the right to audit, any data or other Know-How and associated documents that are in Generate’s possession or control and are relied on by Amgen in its Regulatory Filings for Licensed Products. Generate will not make any submissions to any Regulatory Authority with respect to a Collaboration Protein or Licensed Product without first obtaining Amgen’s prior written consent.

5.5.4. Right of Reference. Generate hereby grants Amgen, its Affiliates and Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Regulatory Filings held by Generate or its Affiliates to the extent necessary for the submission, approval or maintenance of Marketing Approval of a Licensed Product in the Field in the Territory. If requested by Amgen, Generate will provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any foreign counterpart to such regulation.

5.3. Manufacturing.

5.3.1.General. Amgen will have the exclusive right, at its sole cost and expense, to clinically and commercially Manufacture the Collaboration Proteins and Licensed Product(s), either by itself or with or through one or more Affiliates or Third Parties selected by Amgen in its sole discretion.

5.4. Commercialization.

5.4.1.General. On a Collaboration Target-by-Collaboration Target basis, after the Lead Candidate Selection Date with respect to a Collaboration Target, Amgen will have sole and exclusive control, at its sole cost and expense, over all matters relating to the Commercialization of Licensed Products in the Field in the Territory.

5.4.2.Branding. Amgen or its designated Affiliates or Sublicensees will select and own all trademarks used in connection with the Commercialization of any Licensed Product in the Field in the Territory. Generate will not use nor seek to register, anywhere in the Territory, any trademark that is confusingly similar to any trademark used by or on behalf of Amgen, its Affiliates or Sublicensees in connection with any Licensed Product.

5.5. Amgen Diligence.

5.5.1.Development Diligence. On a Collaboration Target-by-Collaboration Target basis, after the Lead Candidate Selection Date with respect to such Collaboration Target, Amgen (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Develop, seek and obtain Marketing Approval for at least one Licensed Product directed against such Collaboration Target.

5.5.2.Commercial Diligence. On a Collaboration Target-by-Collaboration Target basis, after receipt of Marketing Approval with respect to a Licensed Product for such Collaboration Target, Amgen (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Commercialize at least one Licensed Product directed against such Collaboration Target .

5.5.3.Applicable Laws. Amgen will, and will require its Affiliates and Sublicensees to, comply with all Applicable Law in its and their Research, Development, Manufacture and Commercialization of Collaboration Proteins and Licensed Products, including where appropriate GMP, GCP and GLP (or similar standards).

5.6. Safety Data Exchange. Upon either Party’s request, the Parties will establish processes and procedures consistent with applicable data protection and privacy laws, rules, and regulations for sharing information regarding class effects relevant to Collaboration Proteins as needed to support each Party’s regulatory responsibilities and to comply with applicable regulatory pharmacovigilance requirements. Any such procedures will not be construed to restrict either Party’s ability to take any action that it deems to be appropriate or required of it under the applicable regulatory requirements, if permitted by Applicable Laws. Without limiting the foregoing, (a) Generate will promptly disclose to Amgen in writing any information in Generate’s possession or control regarding the occurrence of any significant safety finding related to any Biologic Protein Developed or Commercialized by Generate or its Affiliates or licensees that may reasonably impact the safety of a Licensed Product as a result of a class effect, and (b) Amgen will promptly disclose to the Generate in writing any information in Amgen’s possession or control regarding the occurrence of any significant safety finding related to any Licensed Product that may reasonably impact the safety or any Biologic Protein Developed or Commercialized by Generate or its Affiliates or licensees as a result of a class effect.

ARTICLE 6.

FINANCIAL PROVISIONS

6.1. Up-Front Fee. In consideration of the licenses granted to Amgen under Section 4.1, within [***] following the Effective Date, Amgen will pay Generate a one-time, non-refundable, non-creditable, up-front fee of Fifty Million Dollars ($50,000,000) that is not subject to set-off except as provided in Section 6.10.

6.2. Equity Investment. On or about the Effective Date, the Parties shall enter into the side letter in substantially the form attached hereto as Schedule 6.2, the terms of which are incorporated herein.

6.3. Additional Target Payment. On an Additional Target-by-Additional Target basis, Amgen will pay the Additional Target Payment for each Additional Target that is added to this Agreement as a result of Amgen’s exercise of the Additional Target Option as set forth in Section 2.4.

6.4. Milestone Payments.

6.4.1. Development Milestones. On a Collaboration Program-by-Collaboration Program basis, Amgen will pay to Generate the milestone payments (each a “Development Milestone Payment”) set forth in this Section 6.4.1 in accordance with the procedure set forth in Section 6.4.4 upon the achievement of the relevant milestone event (each a “Development Milestone Event”) with respect to a Collaboration Protein or Licensed Product of Amgen or its Affiliates or any Sublicensees from the respective Collaboration Program, as applicable.

Milestone Number	Development Milestone Event	Development Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]

The milestones set forth in this Section 6.4.1 are successive and not creditable against any other obligations of Amgen. For clarity, each Development Milestone Payment shall be payable only once for each Collaboration Program upon the first achievement of such Development Milestone Event by a Collaboration Protein or Licensed Product resulting from such Collaboration Program, and no amount shall be due for subsequent or repeated achievements of such Development Milestone Event by the same, or different, Collaboration Proteins or Licensed Products within or resulting from the same Collaboration Program.

6.4.2. Regulatory Milestones. On a Licensed Product-by-Licensed Product basis, Amgen will pay to Generate the milestone payments (each a “Regulatory Milestone Payment”) set forth in this Section 6.4.2 in accordance with the procedure set forth in Section 6.4.4 upon the achievement of the relevant milestone event (each a “Regulatory Milestone Event”) with respect to a Licensed Product of Amgen or its Affiliates or any Sublicensees, as applicable.

Milestone Number	Regulatory Milestone Event	Regulatory Milestone Payment
5	[***]	$[***]
6	[***]	$[***]
7	[***]	$[***]

The milestones set forth in this Section 6.4.2 are not creditable against any other obligations of Amgen. For clarity, each Regulatory Milestone Payment shall be payable only once for each Licensed Product upon the first achievement of such Regulatory Milestone Event by such Licensed Product, and no amount shall be due for subsequent or repeated achievements of such Regulatory Milestone Event by the same Licensed Product, provided, however, that Amgen would pay the full Regulatory Milestone Payment upon the achievement of a Regulatory Milestone Event for each different Licensed Product (i.e., containing a different Collaboration Protein), even within the same Collaboration Program.

6.4.3. Commercial Milestones. On a Licensed Product-by-Licensed Product basis, Amgen will pay Generate the milestone payments (each a “Commercial Milestone Payment”, and, together with the Development Milestone Payments and the Regulatory Milestone Payments, the “Milestone Payments”) set forth in this Section 6.4.3 in accordance with the procedure set forth in Section 6.4.4 upon the first achievement of the relevant Net Sales threshold (each, a “Commercial Milestone Event”, and, together with the Development Milestone Events and Regulatory Milestone Events, the “Milestone Events”) with respect to a Licensed Product in a Calendar Year by Amgen or its Affiliates or any Sublicensees.

Milestone Number	Commercial Milestone Event	Commercial Milestone Payment
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]

The milestones set forth in this Section 6.4.3 are not creditable against any other obligations of Amgen. For clarity, each Commercial Milestone Payment shall be payable only once for each Licensed Product upon the first achievement of such Commercial Milestone Event by a Licensed Product, and no amount shall be due for subsequent or repeated achievements of such Commercial Milestone Event by the same Licensed Product.

6.4.4. Notice; Payment; Skipped Milestones. Each Milestone Payment shall be deemed earned upon achievement of the corresponding Milestone Event, and Amgen will provide Generate with written notice upon the achievement of each of the Milestone Events set forth in Section 6.4.1, Section 6.4.2, and Section 6.4.3, such written notice to be provided (a) with respect to any Milestone Event under Sections 6.4.1 and 6.4.2, within [***] after such achievement and (b) with respect to any Milestone Event under Section 6.4.3, on or prior to the date of delivery of the royalty report under Section 6.5.6 for the [***] in which such Milestone Event is first achieved. Following receipt of such written notice, Generate will promptly invoice Amgen for the applicable milestone and Amgen will make the appropriate Milestone Payment within [***] after receipt of such invoice. Each Milestone Payment corresponding with the milestones numbered 1 through 4 as set forth in Sections 6.4.1 are intended to be successive; if a Licensed Product does not undergo the event associated with any such Milestone Event, such skipped milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive Milestone Event. Payment for any such skipped milestone that is owed in accordance with the provisions of the foregoing sentence with respect to a given Licensed Product will be due concurrently with the payment for the next successive Milestone Event by such a Licensed Product. The Commercial Milestone Payments in Section 6.4.3 are additive, such that if more than one event specified in Section 6.4.3 above is achieved in the same Calendar Year, then each corresponding Commercial Milestone Payment for such event will be payable.

6.5. Royalties.

6.5.1. Royalty Rates. Subject to Sections 6.5.2, 6.5.3 and 6.5.4, and 6.5.5, on a Licensed Product-by-Licensed Product and country-by-country basis, Amgen will pay Generate royalties based on the aggregate Net Sales of all Licensed Products for each Collaboration Program sold by Amgen, its Affiliates or Sublicensees in the Field in the Territory during a Calendar Year at the rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Licensed Product.

Calendar Year Net Sales (in Dollars) for all Licensed Products within the applicable Collaboration Program in the Territory	Royalty Rates as a Percentage (%) of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]

The applicable royalty rate set forth in the table above will apply only to that portion of the Calendar Year Net Sales of a given Licensed Product during a given Calendar Year that falls within the indicated range. By way of example and without limitation of this Section 6.5.1, if Calendar Year Net Sales of a given Licensed Product by Amgen, its Affiliates and Sublicensees were $1,500,000,000 for a given Calendar Year, then the royalties payable with respect to such Calendar Year Net Sales for such Licensed Product for such Calendar Year, subject to adjustment as set forth in this Section 6.5.1, would be: [***].

6.5.2. Royalty Term. Amgen will pay royalties to Generate under this Section 6.5 on a Licensed Product-by-Licensed Product and a country-by-country basis during the Royalty Term for such Licensed Product in such country. Upon the expiration of the Royalty Term for a given Licensed Product in a given country, the Exclusive License granted to Amgen under Section 4.1 will become fully-paid, perpetual, irrevocable and royalty free with respect to such Licensed Product.

6.5.3. Reduction for Lack of Patent Coverage and Regulatory Exclusivity. If during any period within the applicable Royalty Term for a country, (a) no Valid Claim of any Licensed Patent that Covers such Licensed Product in such country exists and (b) no Valid Claim of a Product-Specific Patent or Amgen Agreement Patent claiming the composition of matter of the Licensed Product in such country exists Net Sales of such Licensed Product in such country will be reduced by [***] for purposes of calculating the royalty owed under Section 6.5.1 for the remainder of the Royalty Term.

6.5.4. Royalty Reduction for Biosimilar Competition. If, following the first commercial sale of a Biosimilar Product of a given Licensed Product in a given country, Net Sales of such Licensed Product in that country in any [***] period are less than [***] as compared with Net Sales of such Licensed Product in the [***] period in that country immediately preceding the marketing or sale of a Biosimilar Product of such Licensed Product in such country, the applicable Net Sales of Licensed Product in such country will be reduced by [***] for purposes of calculating the royalty owed under Section 6.5.1 for the remainder of the Royalty Term. If, following the first commercial sale of a Biosimilar Product of a given Licensed Product in a given country, Net Sales of such Licensed Product in that country in any [***] period are less than [***] as compared with Net Sales of such Licensed Product in the [***] period in that country immediately preceding the marketing or sale of a Biosimilar Product of such Licensed Product in such country, the applicable Net Sales of Licensed Product in such country will be reduced by [***] for purposes of calculating the royalty owed under Section 6.5.1 for the remainder of the Royalty Term.

6.5.5. Royalty Stacking. Amgen may deduct from the royalties payable to Generate under this Section 6.5 [***] of any Blocking Third Party Intellectual Property Costs paid by Amgen during such Calendar Quarter; provided, however, that in no event will the royalties that would otherwise be payable to Generate with respect to Net Sales of Licensed Products under Section 6.5 be reduced by more than [***] in any given Calendar Quarter as a result of any deduction under this Section 6.5.5(the “[***] Royalty Floor Restriction”); provided further that any excess amounts that are not deducted and would have been deductible from the royalty payments in a given Calendar Quarter but for the application of the [***] Royalty Floor Restriction, may be deducted by Amgen in succeeding Calendar Quarter(s), as necessary, until such excess amounts are credited in full.

6.5.6. Aggregate Limitation on Deductions. Notwithstanding Sections 6.5.3 and 6.5.4, in no event will the combined effect of all reductions to the royalties payable to Generate under Sections 6.5.3 and 6.5.4 reduce the royalty amounts payable by Amgen to Generate under this Section 6.5 for any Licensed Product in any country during a Calendar Quarter to less than [***] of the amount that would otherwise be due under Section 6.5.1, but for such deductions.

6.5.7. Royalty Reports. Following the First Commercial Sale of a Licensed Product and continuing for the remainder of the Royalty Term for such Licensed Product, within [***] after the end of each Calendar Quarter, Amgen will deliver a report to Generate specifying on a Licensed Product-by-Licensed Product basis: (a) Net Sales in the relevant Calendar Quarter; (b) to the extent such Net Sales include sales not denoted in U.S. Dollars, a summary of the then-current exchange rate methodology then in use by Amgen, and (c) royalties payable on such Net Sales. All royalty payments due under Section 6.5 for each Calendar Quarter will be due and payable within [***] after the end of each Calendar Quarter.

6.6. Generate In-License Agreements. Generate may, during the Term, enter into one or more Generate In-License Agreements. Generate may independently negotiate and enter into any Generate In-License Agreement; provided that (a) the terms of any Generate In-License Agreement shall not disadvantage any activities or products under this Agreement relative to other products and activities covered by any license granted under such Generate In-License Agreement and (b) the Research Activities receive the benefit of any technology licensed under each Generate Platform In-License Agreement to the same extent as Generate’s internal programs or external target specific collaborations. Responsibility for the determination of whether a Generate Non-Platform In-License Agreement shall be deemed to be a Collaboration In-License Agreement, and responsibility for In-License Costs, will be as follows:

6.6.1. With respect to each Generate Non-Platform In-License Agreement, Generate will disclose to Amgen the terms of such Generate Non-Platform In-License Agreement (including by providing a copy of such Generate Non-Platform In-License Agreement to Amgen), subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the potential use of Patents and Know-How in-licensed under such Generate Non-Platform In-License Agreement for the performance by the Parties of such existing or future activities under this Agreement. If a Generate Non-Platform In-License Agreement is brought to the attention of Amgen pursuant to this Section 6.6.1, the Parties will discuss in good faith whether the Know-How or Patents licensed to Generate under such Generate Non-Platform In-License Agreement should be (a) used by or on behalf of Generate in the performance of the Research Activities or the Follow-On Research or (b) sublicensed to Amgen pursuant to the Exclusive License with respect to any applicable Collaboration Target. Generate will propose an equitable allocation of any non-product or non-Target specific upfront payments, milestone payments, royalty payments or similar payments (including, for example, an upfront payment to access technology, milestone payments that are not product or Target specific or are payable upon the first product to achieve the applicable milestone event, etc.). Any upfront payments, milestone payments, royalty payments or similar payments that are specific to the Collaboration Proteins or Licensed Products will be allocated [***] to the corresponding Collaboration Proteins or Licensed Products. The Parties will discuss the rationale of including the Generate Non-Platform In-License Agreement and align upon the specific allocation of In-License Costs associated with doing so (including related royalty obligations). If Amgen notifies Generate in writing that a Generate Non-Platform In-License Agreement should be made available for use by either Party for the performance of activities under this Agreement (x) such Generate Non-Platform In-License Agreement will be deemed to be a “Collaboration In-License Agreement” hereunder, (y) the Patents and Know-How in-licensed under such Collaboration In-License Agreement will be deemed “Controlled” by Generate or its Affiliates for purposes of this Agreement and will be included in the Licensed Technology, as applicable, and (z) any In-License Costs thereunder will be allocated between the Parties in accordance with the Parties’ mutually agreed allocations. If Amgen does not so notify Generate, then (1) such Generate Non-Platform In-License Agreement will not be deemed to be a Collaboration In-License Agreement hereunder and (2) the Patents and Know-How in-licensed under such Generate Non-Platform In-License Agreement will not be deemed “Controlled” by Generate or its Affiliates for purposes of this Agreement and will be excluded from the Licensed Technology.

6.6.2. With respect to any In-License Costs, Generate shall provide Amgen with all relevant information requested by Amgen that is necessary to determine the amount of any such payments, and, to the extent available to Amgen and relevant to such calculation, Amgen shall provide Generate with all relevant information requested by Generate that is necessary to determine the amount of any such payments, at least [***] before such payment is due. Generate shall provide Amgen with a reasonably detailed invoice for any payments to be made by Amgen pursuant to this Section 6.6, and Amgen shall pay the undisputed portion of such invoices to Generate within [***] of receipt thereof.

6.6.3. Opt-Out. Notwithstanding the foregoing provisions of this Section 6.6, Amgen may elect at any time to exclude any Know-How and Patents licensed to Generate under a Collaboration In-License Agreement from the Licensed Technology with respect to one or more Collaboration Proteins or Licensed Products. Amgen shall provide Generate with [***] prior written notice of such election (such notice, an “Opt-Out Notice”). Following receipt of an Opt-Out Notice, (a) the applicable Collaboration In-License Agreement will no longer be deemed a Collaboration In-License Agreement with respect to the applicable Collaboration Proteins or Licensed Products and (b) the applicable Know-How and Patents will no longer be deemed “Controlled” by Generate or its Affiliates for purposes of this Agreement and will thereafter be excluded from the Licensed Technology. Notwithstanding any such Opt-Out Notice, Amgen shall remain responsible for any In-License Costs under any Collaboration In-License Agreement that is the subject of such Opt-Out Notice to the extent Amgen’s Research, Development, Manufacture or Commercialization of the applicable Collaboration Proteins or Licensed Products gives rise to any In-License Costs under such Collaboration In-License Agreement.

6.7. Compliance with Collaboration In-License Agreements. All licenses and other rights granted to Amgen under Section are subject to the rights and obligations of Generate under the Collaboration In-License Agreements. Each Party will comply with all applicable provisions of the Collaboration In-License Agreements and will perform and take such actions as may be required to allow Generate to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, Amgen will prepare and deliver to Generate any additional reports required under the applicable Collaboration In-License Agreements and reasonably requested by Generate, in each case sufficiently in advance to enable Generate to comply with its obligations under the applicable Collaboration In-License Agreements.

6.8. Research Funding for Follow-On Research.

6.8.1. Research Costs for Follow-On Research. Amgen will reimburse Generate for [***]for the Follow-On Research requested by Amgen in accordance with Section 2.13 and performed in accordance with the Follow-On Research Plan and Follow-On Research Budget, [***]. For clarity, Generate will be responsible for any such costs in excess of [***], unless otherwise agreed to by the Parties.

6.8.2. Payments. Any payments to be made to Generate by Amgen pursuant to Section 6.6.1 shall be made quarterly in arrears pursuant to invoices submitted by Generate to Amgen within [***] following the end of the applicable Calendar Quarter for which such costs have been incurred. Each such invoice will be accompanied by reasonable supporting documentation evidencing the expenses incurred for the Follow-On Research (such expenses to be itemized) during such Calendar Quarter. Undisputed payments shall be due within [***] after Amgen receives such an invoice from Generate.

6.9. Payment Terms.

6.9.1. Currency; Payment Method. All payments under this Agreement are expressed in U.S. Dollars and will be paid in U.S. Dollars, by wire transfer or Automated Clearing House (ACH) payment to an account designated by Generate (which account Generate may update from time to time in writing).

6.9.2. Exchange. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, such amounts will be converted to their U.S. Dollar equivalent using Amgen’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency expenses into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied. Calculation of Net Sales will exclude hedging and foreign exchange gain or loss realized through a hedging program.

6.10. Withholding Tax. Where any sum due to be paid to Generate hereunder is subject to any withholding or similar tax, Amgen will pay such withholding or similar tax to the appropriate Governmental Authority and deduct the amount paid from the amount then due to Generate. Amgen will timely transmit to Generate an official tax certificate or other evidence of such withholding sufficient to enable Generate to claim such payment of taxes. The Parties will cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, Milestone Payments, and other payments made by Amgen to Generate under this Agreement. Generate will provide Amgen any tax forms that may be reasonably necessary in order for Amgen not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, at least [***] in advance of any payment being due. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. If Amgen is required to withhold taxes under Sec. 49(1) No.6 of the German Income Tax Act or any successor law (“German Withholding Taxes”), Amgen and Generate agree that disclosure of this Agreement may be made to the German Federal Tax Office for the limited purpose of receiving an Exemption Certificate with respect to such German Withholding Taxes.

6.10.1 Notwithstanding the foregoing, if, as a result of a Withholding Action by the paying Party (including any assignee or successor), any withholding or deduction of or on account of taxes, duties, levies, imposts, assessments, deductions, fees and other similar charges (“Withholding”) is required by Applicable Law and the amount of such Withholding exceeds the amount of Withholding that would have been required if the paying Party had not committed the Withholding Action, then the paying Party shall pay an additional amount to the receiving Party such that, after Withholding from the payment and such additional amount, the receiving Party receives the same amount as it would have received from the paying Party absent such Withholding Action by the paying Party. For the avoidance of doubt, if as a result of a Withholding Action by a receiving Party (including any assignee or successor) the amount of Withholding under the law of the applicable jurisdiction exceeds the amount of such Withholding that would been required in the absence of such Withholding Action by the receiving Party, the paying Party shall be required to pay any additional amount only to the extent that the paying Party would be required to pay any additional amount to the receiving Party pursuant to the preceding sentence if the receiving Party had not committed such Withholding Action. For purposes of this Section 6.10.1, “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the United States; and (iv) any action by such Party that causes this Agreement or any payment to become subject to tax in a jurisdiction outside of the United States or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action.

6.11. VAT. All payments due to Generate from Amgen pursuant to this Agreement shall be paid exclusive of any VAT (which, if applicable, shall be payable by Amgen upon receipt of a valid VAT invoice).

6.12. Records; Audits. Amgen will keep and maintain accurate and complete records regarding Net Sales during the [***]. Generate will keep accurate and complete records regarding all [***] incurred in connection with Follow-On Research, in sufficient detail to confirm the accuracy of any payments required under this Agreement, covering the [***]. Upon [***] prior written notice from Generate, Amgen will permit an independent certified public accounting firm of internationally recognized standing, selected by Generate and reasonably acceptable to Amgen, to examine the relevant books and records of Amgen and its Affiliates, as may be reasonably necessary to verify the royalty reports submitted by Amgen in accordance with Section 6.5.7. An examination by Generate under this Section 6.10 will occur not more than once in any [***] and will be limited to the pertinent books and records for any [***] ending not more than [***] before the date of the request. No records will be audited more than once. The accounting firm will be provided access to such books and records at Amgen’s facility or facilities where such books and records are normally kept and such examination will be conducted during Amgen’s normal business hours. Amgen may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records. Upon completion of the audit, the accounting firm will provide both Parties a written report disclosing whether the reports submitted by Amgen are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Generate. If the report or information submitted by Amgen results in an underpayment or overpayment, (a) Amgen will promptly pay the amount of any such underpayment to Generate, and (b) any such overpayment shall be creditable against future payments to Generate hereunder. The costs and fees of any audit conducted by Generate under this Section 6.10 will be borne by [***], unless such audit reveals an underpayment of amounts owed to Generate of more than [***] of the amount that was owed by Amgen with respect to the relevant period, in which case, [***].

6.13. Late Payment. If Generate does not receive payment of any sum due to it on or before the due date therefor, simple interest will thereafter accrue on the sum due to Generate from the due date until the date of payment at a [***] the prime rate as reported in The Wall Street Journal, Eastern Edition, or the maximum rate allowable by Applicable Law, whichever is less.

6.14. Tax Liability Payment. [***].

ARTICLE 7.

INTELLECTUAL PROPERTY

7.1. Ownership; Assignment.

7.1.1. Generate Technology and Amgen Technology. As between the Parties, Generate will own and retain all of its rights, title and interest in and to the Generate Background Technology and Amgen will own and retain all of its rights, title and interest in and to any Amgen Background Technology, subject to any assignments, rights or licenses expressly granted by one Party to the other Party under this Agreement.

7.1.2. Agreement Technology.

(a) For purposes of determining inventorship under this Section 7.1, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

(b) As between the Parties, Generate will be the sole owner of any Agreement Know-How that is specifically related to the Generate Platform, including any modifications, enhancements or derivatives thereto (the “Generate Platform Agreement Know-How”) and all Patents that Cover any of the foregoing (the “Generate Platform Agreement Patents”, and, collectively with the Generate Platform Agreement Know-How, the “Generate Platform Agreement Technology”), and will own and retain all rights, title and interest thereto, subject to any rights or licenses expressly granted by Generate to Amgen under this Agreement.

(c) As between the Parties, Amgen will be the sole owner of any Agreement Know-How that is specifically related to Collaboration Proteins, their manufacture or use, but excluding any machine learning technology, (the “Product-Specific Know-How”) and all Patents that Cover any of the foregoing, including any and all Product-Specific Patents, and will own and retain all rights, title and interest thereto, subject to any rights or licenses expressly granted by Amgen to Generate under this Agreement.

(d) Except as expressly set forth in Sections 7.1.2(b) and (c), as between the Parties, each Party will be the sole owner of any Agreement Know-How discovered, developed, invented or created solely by such Party or its Affiliates or Third Parties acting on its or their behalf, and all Patents that Cover any of the foregoing, and the Parties shall jointly own, on an equal and undivided basis any Agreement Know-How discovered, developed, invented or created jointly by both (i) Amgen, its Affiliates or Third Parties acting on Amgen’s behalf and (ii) Generate, its Affiliates or Third Parties acting on Generate’s behalf, and all Patents that claim or encompass any of the foregoing. Subject to the terms of this Agreement and except as otherwise licensed to the other Party under this Agreement, each Party shall be entitled to practice and exploit Joint Agreement Technology, subject to the licenses granted under Article 4, without the obligation to account to the other Party for profits with respect to, or to obtain any consent of the other Party to license or exploit any such jointly owned Agreement Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

(e) Each Party and its Affiliates will, and hereby does, assign to the other Party or one or more of its designated Affiliates, such first Party’s and its Affiliates’ rights, title and interest in any Agreement Technology as may be necessary to effectuate the allocation of ownership of Agreement Technology set forth in this Section 7.1. The assigning Party will take all actions and provide the other Party with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.

(f) Promptly following Generate’s or any of its Affiliate’s receipt of an invention disclosure with respect to any invention discovered, developed, invented or created, solely or jointly, by Generate or its Affiliates or Third Parties acting on its or their behalf that constitutes Agreement Technology, Generate will promptly disclose to Amgen in writing, and will cause its Affiliates to so disclose, the discovery, development, invention or creation of such Agreement Technology. Promptly following Amgen’s or any of its Affiliate’s receipt of an invention disclosure with respect to any invention that is discovered, developed, invented or created, solely or jointly, by Amgen or its Affiliates or Third Parties acting on its or their behalf that constitutes Generate Platform Agreement Technology or Joint Agreement Technology, Amgen will promptly disclose to Generate in writing, and will cause its Affiliates to so disclose, the discovery, development, invention or creation of such Generate Platform Agreement Technology or Joint Agreement Technology.

7.2. Prosecution and Maintenance of Patents.

7.2.1. Generate Patents. Except as expressly set forth in this Agreement, Generate will control, be responsible and have the sole right (but not the obligation), at its own expense, for all aspects of the Prosecution and Maintenance of Generate Background Patents and Generate Agreement Patents.

7.2.2. Amgen Patents. Amgen will control and be responsible and have the sole right (but not the obligation), at its own expense, for all aspects of the Prosecution and Maintenance of all Amgen Background Patents and Amgen Agreement Patents.

7.2.3. Product-Specific Patents. Amgen will have the sole right (but not the obligation) to Prosecute and Maintain the Product-Specific Patents using patent counsel of Amgen’s choosing.

7.2.4. Joint Agreement Patents. The Parties will discuss and agree upon an allocation of responsibility for the Prosecution and Maintenance of Joint Agreement Patents.

7.2.5. Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a) During the Term, Amgen will keep Generate informed as to material developments with respect to the Prosecution and Maintenance of the Product-Specific Patents, including by providing copies of any office actions or office action responses or other correspondence that Amgen provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, or oppositions, and all patent-related filings, and by providing Generate the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance. Amgen shall consider all comments of Generate on all such materials in good faith.

(b) If, during the Term, Amgen intends to abandon patent applications for any Joint Agreement Patent that Amgen is responsible for Prosecuting and Maintaining in a particular country, then Amgen will so notify Generate of such intention at least [***] before such Patent will become abandoned, and Generate will have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense with counsel of its own choice. Amgen will not abandon any Product-Specific Patent without Generate’s prior consent.

(c) If, during the Term, Generate intends to abandon any Joint Agreement Patent that Generate is responsible for Prosecuting and Maintaining in a particular country, then Generate will notify Amgen of such intention at least [***] before such Patent will become abandoned, and Amgen will have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense with counsel of its own choice.

7.3. Defense of Claims Brought by Third Parties. If any Third Party brings a claim or otherwise asserts that a Licensed Product or Collaboration Protein infringes such Third Party’s Patent or misappropriates such Third Party’s Know-How (each, a “Third-Party Infringement Claim”), the Party first having notice of the claim or assertion will promptly notify the other Party in writing. Amgen will have the sole right to undertake and control the defense or settlement of any Third-Party Infringement Claim using counsel of its choice, at its cost and expense (such Party having the right to control such defense, the “Defending Party”). If the Party not having the right to control such defense in accordance with the preceding sentence (the “Non-Defending Party”) is named as a defendant in such suit, the Non-Defending Party will have the right to participate in such defense and settlement with its own counsel, at its cost. The Defending Party will not enter into any settlement of any Third-Party Infringement Claim that is instituted or threatened to be instituted against the Non-Defending Party without the Non-Defending Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; except that, such consent will not be required if such settlement includes a release of all liability in favor of the Non-Defending Party or an assumption of any unreleased liability by the Defending Party. As requested by the Defending Party, the Non-Defending Party will provide reasonable cooperation and assistance to the Defending Party in connection with the Defending Party’s control of the defense or settlement of a Third-Party Infringement Claim. Such cooperation and assistance will include executing all necessary and proper documents and taking such actions as will be appropriate to allow the Defending Party to control the defense and settlement of such Third-Party Infringement Claim. The Defending Party will reimburse the Non-Defending Party for the reasonable Out-of-Pocket Costs incurred by the Non-Defending Party in providing such assistance and cooperation; except that the Defending Party will have no obligation to reimburse the Non-Defending Party for any costs or expenses incurred if the Non-Defending Party exercises its right to participate in the defense and settlement of a Third-Party Infringement Claim with its own counsel. The Defending Party will keep the Non-Defending Party reasonably informed of the progress of any Third-Party Infringement Claim.

7.4. Enforcement of Patents Against Competitive Infringement.

7.4.1. Generate Patents. As between the Parties, Generate shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any Generate Background Patent and Generate Agreement Patent, by counsel of its own choice, in Generate’s own name and under Generate’s direction and control.

7.4.2. Duty to Notify of Competitive Infringement. During the Term, if either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Product-Specific Patent by reason of the making, using, offering to sell, selling or importing of a compound or product that would be competitive with a Collaboration Protein or Licensed Product in the Field in the Territory (a “Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available information regarding such Competitive Infringement.

7.4.3.Sole Right to Enforce. As between the Parties, for any Competitive Infringement with respect to a particular Collaboration Protein or Licensed Product for a Collaboration Target, Amgen will have the sole right, but not the obligation, to institute, prosecute, and control a Proceeding to enforce the Product-Specific Patent against such Competitive Infringement by counsel of its own choice at its own expense.

7.4.4.Joinder.

(a) If a Party initiates a Proceeding in accordance with this Section 7.4, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 7.4.6, the costs and expenses of each Party incurred pursuant to this Section 7.4.4(a) will be borne by the Party initiating such Proceeding.

(b) If one Party initiates a Proceeding in accordance with this Section 7.4, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

7.4.5. Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 7.4 will be shared as follows:

7.4.6. [***].

7.4.7. Settlement. Notwithstanding anything to the contrary under this ARTICLE 7, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 7 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent owned or controlled by the other Party or its Affiliates without first obtaining the written consent of the Party that owns or controls the relevant Patent; provided that the foregoing restriction will not apply with respect to any Sublicense granted by Amgen.

7.5.Other Infringement.

7.5.1. Joint Agreement Patents. With respect to the infringement of a Joint Agreement Patent that is not a Competitive Infringement, neither Party shall enforce any Joint Agreement Patent unless mutually agreed by the Parties, provided that the Parties will cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to solely bring suit. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 7.5.1 will be shared as follows: [***].

7.5.2. Patents Solely Owned by Generate. Generate will retain all rights to pursue an infringement of any Patent solely owned by Generate that is not a Competitive Infringement and Generate will retain all recoveries with respect thereto.

7.5..3. Patents Solely Owned by Amgen. Amgen will retain all rights to pursue an infringement of any Patent solely owned by Amgen and Amgen will retain all recoveries with respect thereto.

7.6. Patent Listing. Amgen will have the sole right, but not the obligation, to submit to all applicable Regulatory Authorities patent information pertaining to each applicable Licensed Product pursuant to 21 U.S.C. § 355(b)(1)(G), any similar statutory or regulatory requirement enacted in the future, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

7.7. CREATE Act. Notwithstanding anything to the contrary in this ARTICLE 7, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this ARTICLE 7 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act. Notwithstanding the foregoing, the other Party’s consent under this Section 7.7 will not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a Collaboration Protein, Licensed Product, or uses thereof.

7.8. Patent Term Extension. With respect to the Product-Specific Patents , as between the Parties, Amgen will be solely responsible for obtaining patent term restoration in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Licensed Product. In exercising the foregoing responsibility, Amgen will determine which relevant Product-Specific Patents will be extended (including, without limitation, by filing supplementary protection certificates and any other extensions that are now or in the future become available). Generate will abide by Amgen’s determination and cooperate, as reasonably requested by Amgen, in connection with the foregoing (including by providing appropriate information and executing appropriate documents), at Amgen’s cost.

7.9. Recording. If Amgen deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, Generate will reasonably cooperate to execute and deliver to Amgen any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Amgen’s reasonable judgment, to complete such registration or recordation. [***].

7.10. Unitary Patent System. Amgen will have the exclusive right to opt-in or opt-out of the EU Unitary Patent System for all Product-Specific Patents. For clarity, “to opt-in or opt-out” refers to both the right to have or have not a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83 (3) of that Agreement on a Unified Patent Court. Without limiting the generality of the foregoing, unless a Party or its Affiliate has expressly opted into the EU Unitary Patent System with respect to a given Patent, the other Party will not initiate any action under the EU Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.

7.11. Trademarks. All trademarks, trade dress and copyrights used in connection with the Commercialization of the Licensed Products in the Field in the Territory will be selected and owned exclusively by Amgen.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES

8.1. Representations and Warranties of Amgen. Amgen hereby represents and warrants to Generate, as of the Effective Date, that:

(a) Amgen is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b) Amgen (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed and delivered on behalf of Amgen, and constitutes a legal, valid and binding obligation, enforceable against Amgen in accordance with the terms hereof, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

(d) the execution, delivery and performance of this Agreement by Amgen will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which either entity is a party or by which either entity is bound, or violate any Applicable Law of any governmental body or administrative or other agency having jurisdiction over Amgen; and

(e) Amgen has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement; and

(f) Neither Amgen nor its Affiliates have employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA or excluded under United States law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a) (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), is otherwise ineligible to participate in federal healthcare programs or federal procurement or non-procurement programs, or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible, in each case in any capacity in connection with this Agreement.

8.2. Representations and Warranties of Generate. Generate hereby represents and warrants to Amgen, as of the Effective Date, that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b) it (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed and delivered on behalf of Generate, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

(d) the execution, delivery and performance of this Agreement by Generate will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any Applicable Law of any governmental body or administrative or other agency having jurisdiction over it;

(e) Generate has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it as of the Effective Date in connection with the execution and delivery of this Agreement;

(f) neither any license granted by Generate or its Affiliates to any Third Party, nor any license granted by any Third Party to Generate or its Affiliates, conflicts with the options, rights and licenses (or sublicenses, as the case may be) granted to Amgen hereunder as of the Effective Date;

(g) Generate has not received any written notice from any Third Party asserting or alleging that the use of the Licensed Technology or the manufacture, use, sale, offer for sale or importation of the Collaboration Proteins, Licensed Products, or products made using the Licensed Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party;

(h) Schedule 1.65 sets forth a true, correct and complete list of all Generate Background Patents as of the Effective Date and indicates whether such Patent is owned by Generate or licensed by Generate from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed;

(i) to Generate’s Knowledge, all issued Patents within the Generate Background Patents are in full force and effect. To Generate’s Knowledge, all Generate Background Patents have been Prosecuted and Maintained from the respective patent offices in accordance with Applicable Law. Generate has not received any written claims that any issued Generate Background Patent is invalid or unenforceable;

(j) with respect to the Generate Background Patents owned by Generate that exist has of the Effective Date, to Generate’s Knowledge, Generate has obtained assignments from the inventors of all inventorship rights relating to such Patents, and all such assignments of inventorship rights relating to such Patents have been properly executed and recorded in the relevant U.S. and foreign patent offices;

(k) Generate and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Generate Background Know-How that exists as of the Effective Date that constitutes trade secrets under Applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such Generate Background Know-How);

(l) there are no judgments or settlements against Generate or any of its Affiliates, or, to Generate’s Knowledge, pending or threatened claims or litigation, in each case in connection with the Generate Background Technology that exists as of the Effective Date or relating to the transactions contemplated by this Agreement; and

(m) Generate and its Affiliates have not employed (and, to the best of their Knowledge, have not used a contractor or consultant that has employed) any Person debarred by the FDA or excluded under United States law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a) (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), is otherwise ineligible to participate in federal healthcare programs or federal procurement or non-procurement programs, or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible, in each case in any capacity in connection with this Agreement.

8.3. Amgen Covenants. Amgen hereby covenants to Generate that, except as expressly permitted under this Agreement:

(a) Amgen will, and will require its Affiliates and Subcontractors to comply with all Applicable Law in its and their conduct of activities pursuant to this Agreement, including where appropriate GMP, GCP and GLP (or similar standards);

(b) All employees of Amgen or its Affiliates or Third Party subcontractors and Sublicensees working under this Agreement will be under appropriate confidentiality restrictions at least as protective as those contained in this Agreement;

(c) all employees and subcontractors of Amgen performing Research, Development, Manufacturing or Commercialization activities hereunder on behalf of Amgen will be obligated to assign to Amgen all right, title and interest in and to any inventions developed by them in the conduct of such Research, Development, Manufacturing or Commercialization activities, whether or not patentable;

(d) where this Agreement refers to an action or obligation to be undertaken by Amgen’s Affiliates, Amgen will cause such Affiliates to undertake such obligations or other actions, and Amgen will be responsible and liable for any acts or omissions by its Affiliates; and

(e) Amgen and its Affiliates will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA or excluded under United States law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction; and

(f) Amgen will inform Generate in writing promptly if it or any Person engaged by Amgen or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred, excluded, suspended, disqualified or subject to a similar sanction of a Regulatory Authority or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Amgen’s knowledge, is threatened, relating to the debarment, exclusion, suspension, disqualification, similar sanction, or conviction of Amgen, any of its Affiliates or any such Person performing services hereunder or thereunder.

8.4. Generate Covenants. Generate hereby covenants to Amgen that, except as expressly permitted under this Agreement:

(a) Generate will, and will require its Affiliates and Subcontractors to, comply with all Applicable Law in its and their conduct of the Research Activities and Follow-On Research, including where appropriate GMP, GCP and GLP (or similar standards);

(b) All employees of Generate or its Affiliates or Third Party subcontractors and Sublicensees working under this Agreement will be under appropriate confidentiality restrictions at least as protective as those contained in this Agreement;

(c) Generate will use Commercially Reasonable Efforts to maintain and not breach in a manner that could reasonably be expected to give rise to a termination right of the licensor party, and will cause its Affiliates to maintain and not breach in a manner that could reasonably be expected to give rise to a termination right of the licensor party, any Necessary License, any Collaboration In-License Agreement, and, upon the execution of an Existing Upstream License Side Letter, the Existing Upstream License Agreement;

(d) Generate will promptly notify Amgen in writing of any material breach by Generate or its Affiliate or a Third Party of the Existing Upstream License Agreement (solely if an Existing Upstream License Side Letter is executed), any Necessary License, or any Collaboration In-License, and in the event of a breach by Generate or its Affiliate;

(e) Generate will not, and will cause its Affiliates not to, amend, modify or terminate the Existing Upstream License Agreement (solely if an Existing Upstream License Side Letter is executed), any Necessary License, or any Collaboration In-License in a manner that would adversely affect Amgen’s rights hereunder without first obtaining Amgen’s written consent;

(f) Generate will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any Licensed Technology (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness), in each case, that would conflict with, limit, impair or restrict the rights and licenses granted to Amgen hereunder, including the Exclusive License with respect to each Collaboration Target; provided that nothing herein shall restrict Generate from effectuating an assignment in accordance with Section 12.1;

(g) all employees and Subcontractors of Generate performing Research or Development activities hereunder on behalf of Generate will be obligated to assign to Generate all right, title and interest in and to any inventions developed by them related to this Agreement, whether or not patentable, other than any improvements to the proprietary core or platform technology owned or in-licensed by any Subcontractor or its Affiliates;

(h) Generate will not, and will cause its Affiliates not to utilize any academic institutions as Subcontractors in the performance of Research Activities or Follow-On Research under this Agreement unless such academic institution agrees to assign all resulting intellectual property to Generate, except for improvements to such institution’s existing or independently created intellectual property rights or platform;

(i) where this Agreement refers to an action or obligation to be undertaken by Generate’s Affiliates, Generate will cause such Affiliates to undertake such obligations or other actions, and Generate will be responsible and liable for any acts or omissions by its Affiliates;

(j) Generate and its Affiliates will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA or excluded under United States law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction; and

(k) Generate will inform Amgen in writing promptly if it or any Person engaged by Generate or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred, excluded, suspended, disqualified or subject to a similar sanction of a Regulatory Authority or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Generate’s knowledge, is threatened, relating to the debarment, exclusion, suspension, disqualification, similar sanction, or conviction of Generate, any of its Affiliates or any such Person performing services hereunder or thereunder; and

(l) Generate and its Affiliates will comply with the Information Security Schedule attached as Schedule 8.4(l).

8.5. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, OR MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, COMPLETENESS, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT ANY PROGRAM WILL BE SUCCESSFUL, THAT ANY OTHER PARTICULAR RESULTS WILL BE ACHIEVED WITH RESPECT TO ANY COLLABORATION PROGRAM OR ANY COLLABORATION TARGET OR LICENSED PRODUCT HEREUNDER.

8.6. Anti-Bribery/Anti-Corruption. Generate represents, warrants and covenants, as of the Effective Date to and through the expiration or termination of this Agreement, (1) that Generate, and, to the best of its knowledge, Generate’s owners, directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on Generate’s behalf (collectively, “Representatives”), shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”), (2) that Generate’s books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of Amgen are and will be complete and accurate in all material respects and (3) that Amgen may terminate this agreement if Generate or Generate’s Representatives fails to comply in any material respect with the Anti-Corruption Laws or with this provision. If Amgen requires that

Generate complete a compliance certification, Amgen may also terminate this agreement if Generate (1) fails to complete a compliance certification, (2) fails to complete it truthfully and accurately in all material respects, or (3) fails to comply with the terms of that certification in all material respects.

8.7. Covered Individuals and Entities. For purposes of this provision, the capitalized terms used in this Section are defined below, as set forth in 8.7.1–8.7.6. In the event that, to Generate’s knowledge, one or more Covered Individuals and Entities contributes to or performs any of Generate’s obligations hereunder, payments made by or on behalf of Generate to each such Covered Individual and Entity or other compensation or consideration received by each such Covered Individual and Entity on account of its contributions to or performance of any of Generate’s obligations hereunder shall, (a) comply in all material respects with all Applicable Laws, (b) to Generate’s knowledge, represent fair market value, (c) not be determined in a manner that that takes into account the volume or value of any future business that might be generated between the parties, and (d) not be construed to require a Covered Individual or Entity to promote, purchase, prescribe, or otherwise recommend any Amgen product being marketed or under development. If Generate is, or becomes, a Covered Individual and Entity or is, or to Generate’s knowledge becomes, owned, operated or controlled by one or more Covered Individual and Entity, Generate shall notify Amgen of such and, after receipt of such notification or upon Generate becoming a Covered Individual and Entity, if required to comply with Amgen’s or, as applicable, one or more of its Affiliate’s requirements for interactions with a Covered Individual and Entity (including without limitation conformance of the compensation to fair market value and imposition of additional reporting or documentation obligations), the Parties shall negotiate in good faith to amend this Agreement as necessary to comply with such requirements; if the Parties are unable to agree, within [***] after Amgen’s receipt of such notification, to amend this Agreement as necessary to comply with Amgen’s or, as applicable, one or more of its Affiliate’s requirements for interactions with a Covered Individual and Entity (including without limitation conformance of the compensation to fair market value and imposition of additional reporting or documentation obligations), Amgen shall have the right to termination this Agreement immediately. For purposes of this section, “owned, operated or controlled” shall mean that one or more Covered Individual or Entities is in a position to direct or control the performance of Generate’s obligations hereunder, or that one or more Covered Individuals or Entities is in a position to direct or control Generate’s management or operations, including, without limitation, when a Covered Individual or Entity owns a majority of the voting power or other equity interests in Generate.

8.7.1. “Covered Individuals and Entities” or, in the singular, “Covered Individual and Entity” shall mean an HCP, HCI, Payor, Purchaser, Healthcare Industry Professional Society and Trade Association, and entities owned or operated by an HCP, HCI, Payor, Purchaser, or Healthcare Industry Professional Societies or Trade Association. Additionally, the capitalized terms used in the above definition are defined as follows:

8.7.2. “Healthcare Industry Professional Society and Trade Association” shall mean a non-profit or tax exempt healthcare industry organization seeking to further a particular profession, the interests of individuals engaged in that profession, or the public interest (examples of such include without limitation the American Society of Hematology, the North American Society for Dialysis and Transplantation, the American Society of Hypertension, the American Cancer Society and the American Society of Clinical Oncology).

8.7.3. “Healthcare Institution” or “HCI” shall mean a facility that provides health maintenance, or treats illness and injury, and can include without limitation any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any Amgen Product.

8.7.4. “Healthcare Professional” or “HCP” shall mean any person licensed to prescribe an Amgen Product, as well as anyone working for a person licensed to prescribe an Amgen Product and/or in a position to influence a purchasing decision, including without limitation physicians and other providers (e.g., nurses, pharmacists), dialysis providers, and other office personnel.

8.7.5. “Payor” shall mean an organization, including without limitation its directors, officers, employees, contractors and agents, whether private or governmental (e.g., Centers for Medicare and Medicaid Services, Veterans Administration), that provides medical and/or pharmacy plans for covering and reimbursing patients and/or Healthcare Professionals from medical expenses incurred, including without limitation managed care organizations, pharmacy benefit managers, health maintenance organizations, other healthcare coverage providers, and any similar such organization.

8.7.6. “Purchaser” shall mean an individual or entity, including without limitation wholesalers, pharmacies, and group purchasing organizations, that purchase an Amgen Product to sell to members of the healthcare community or that are authorized to act as a purchasing agent for a group of individuals or entities who furnish healthcare services.

ARTICLE 9.

INDEMNIFICATION; INSURANCE; LIMITATIONS

9.1. Indemnification.

9.1.1. Indemnification by Amgen. Amgen will indemnify, defend and hold harmless Generate, its Affiliates, and its and its Affiliates’ employees, officers, directors and agents and their respective successors, heirs and assigns (each, a “Generate Indemnified Party”) from and against any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Generate Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand to the extent resulting from or arising out of:

(a) the Research, Development, Manufacture, Commercialization or use of any Licensed Product by, on behalf of, or under the authority of, Amgen, including pursuant to this Agreement, but excluding Generate’s conduct of the Research Activities, provided that such exclusion shall not limit Amgen’s obligation to indemnify Generate for any and all product liability claims arising in connection with the Licensed Products as set forth in this Section 9.1.1;

(b) the breach by Amgen of any of its representations, warranties or covenants set forth in this Agreement; or

(c) the gross negligence or willful misconduct of Amgen or any Amgen Indemnified Party;

and except, in each case ((a)–(c)), to the extent such claims fall within the scope of Generate’s indemnification obligations under Section 9.1.2 (or would have had the Third Party claim been made against Amgen under this Agreement) each Party will indemnify the other to the extent of their respective Liability.

9.1.2. Indemnification by Generate. Generate will indemnify, defend and hold harmless Amgen, its Affiliates and its and its Affiliates’ employees, officers, directors and agents and their respective successors, heirs and assigns (each, an “Amgen Indemnified Party”) from and against any Liability that the Amgen Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand to the extent resulting from or arising out of:

(a) any claim or assertion that exploitation of a Collaboration Protein (including exploitation of a Collaboration Protein as part of a Licensed Product), in accordance with the terms of this Agreement, constitutes infringement of a Patent (i) owned or controlled by a Third Party or (ii) licensed to Generate pursuant to the Existing Upstream License, that in either case ((i) or (ii)) that claims a protein defined by a process that was identified through the use of the Generate Platform in the conduct Research Activities under this Agreement;

(b) the conduct of the Generate Platform Activities;

(c) the breach by Generate of any of its representations, warranties or covenants set forth in this Agreement; or

(d) the gross negligence or intentional acts of Generate or any Generate Indemnified Party;

and except, in each case ((a)–(d)), to the extent such claims fall within the scope of Amgen’s indemnification obligations under Section 9.1.1 (or would have had the Third Party claim been made against Generate under this Agreement) each Party will indemnify the other to the extent of their respective Liability.

9.1.3. Procedure. Each Party will notify the other Party in writing if it becomes aware of a claim for which such Party may seek indemnification hereunder. If any Proceeding (including any governmental investigation) is instituted against a Party with respect to which indemnity may be sought pursuant to Section 9.1.1 or 9.1.2, as applicable, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide the Indemnifying Party with a copy of any complaint, summons or other written notice that the Indemnified Party receives in connection with any such claim. An Indemnified Party’s failure to deliver such written notice will relieve the Indemnifying Party of liability to the Indemnified Party under Section 9.1.1 or 9.1.2, as applicable, only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim and allow the Indemnifying Party to assume the defense of claim. Provided that the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise (subject to this Section 9.1) and any failure to contest such obligation prior to assuming control will be deemed to be an admission of the obligation to indemnify. The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which the Indemnifying Party will be fully-responsible. The Indemnified Party will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense.

9.2. Insurance. Throughout the Term, Generate and Amgen will respectively, at their own cost and expense, obtain and maintain reasonable insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by such Party under this Agreement taking into account the scope of the activities for which such Party is responsible hereunder. Such insurance shall be obtained from insurance carriers licensed to do business under the laws of the country, state, commonwealth, province, or territory in which such Party’s obligations are provided, with insurers that carry a rating of at least an A- VII or better from A.M. Best. Each Party will furnish to the other Party evidence of such insurance upon request. Notwithstanding the foregoing, Amgen may self-insure to the extent that it self-insures other activities.

9.3. Limitation of Damages. EXCEPT FOR (A) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9, (B) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT OR (C) A PARTY’S BREACH OF SECTION 4.7, 4.8 OR 4.9 OR ARTICLE 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 10.

TERM; TERMINATION

10.1. Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 10, will expire as follows (such period, the “Term”):

(a) on a country-by-country and Licensed Product-by-Licensed Product basis, on the date of expiration of all payment obligations under this Agreement with respect to such Licensed Product in such country which shall result in the Exclusive License granted to Amgen under Section 4.1 becoming fully-paid, perpetual, irrevocable and royalty free with respect to such Licensed Product and such country; and

(b) in its entirety upon the expiration of all payment obligations under this Agreement with respect to all Licensed Products in all countries pursuant to Section 10.1(a).

10.2. Termination of the Agreement.

10.2.1. Automatic Termination of Collaboration Target. If Amgen substitutes a Substitute Target for a Replaced Target in accordance with Section 2.3, this Agreement shall automatically terminate with respect to such Replaced Target, and, for clarity, such Replaced Target shall become a Terminated Target, with no further action by the Parties.

10.2.2. Amgen’s Termination for Convenience. Amgen may terminate this Agreement, either in its entirety or on a Collaboration Target-by-Collaboration Target basis, for convenience by providing written notice of its intent to terminate to Generate, in which case, such termination will be effective 30 days after Generate’s receipt of such written notice, and, for clarity, any such Collaboration Target, or each Collaboration Target to the extent this Agreement is terminated in its entirety, shall become a Terminated Target.

10.2.3. Termination for Material Breach.

(a) Amgen’s Right to Terminate. If Amgen believes that Generate is in material breach of this Agreement, Amgen may deliver written notice of such material breach to Generate. If the breach is curable, Generate will have [***] following its receipt of such written notice to cure such breach. If Generate fails to cure such breach within such [***] period or the breach is not subject to cure (a “Generate Breach Event”), Amgen may terminate this Agreement, in its entirety or with respect to the particular Collaboration Target to which the breach relates, by providing written notice to Generate, in which case, this Agreement will terminate in its entirety or with respect to such Collaboration Target, as applicable, on the date on which Generate receives such written notice; provided, however, that if (A) the relevant breach is curable, but not reasonably curable within [***], and (B) Generate is making a bona fide effort to cure such breach, Amgen’s right to terminate this Agreement will be suspended for so long as Generate is continuing to make such bona fide effort to cure such breach and if such breach is successfully cured, Amgen will no longer have the right to terminate this Agreement.

(b) Generate’s Right to Terminate.

(i) If Generate believes that Amgen is in material breach of this Agreement (including, for clarity, the failure to use Commercially Reasonable Efforts to Develop and Commercialize a Licensed Product with respect to a given Collaboration Target), Generate may deliver written notice of such material breach to Amgen. If the breach is curable, Amgen will have [***] following its receipt of such written notice to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following its receipt of such written notice). If Amgen fails to cure such breach within the [***] or [***] period, as applicable, or the breach is not subject to cure, Generate may terminate this Agreement, solely with respect to the particular Collaboration Target to which the breach relates (or, if such breach relates to all Collaboration Targets, with respect to this Agreement in its entirety), by providing written notice to Amgen, in which case, this Agreement will terminate with respect to the applicable Collaboration Target (or, if applicable, in its entirety) on the date on which Amgen receives such written notice; provided, however, that if (i) the relevant breach (A) does not involve Amgen’s failure to make a payment when due and (B) is curable, but not reasonably curable within [***], and (ii) Amgen is making a bona fide effort to cure such breach, Generate’s right to terminate this Agreement on account of such breach will be suspended for so long as Amgen is continuing to make such bona fide effort to cure such breach and if such breach is successfully cured, Generate will no longer have the right to terminate this Agreement on account of such breach.

(ii) If Amgen or its Affiliates (A) commences or actively and voluntarily participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of any Generate Background Patent or Generate Agreement Patent or (B) actively and voluntarily assists, or directs or supports any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of any Generate Background Patent, Generate Agreement Patent, or Joint Agreement Patent (each of (A) and (B), a “Patent Challenge”), then, to the extent permitted by Applicable Law, Generate shall have the right, in its sole discretion, to terminate this Agreement with respect to any Collaboration Target to which such Patent relates, upon written notice to Amgen, [***] following such notice, and, unless Amgen withdraws or causes to be withdrawn all such challenge(s) (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that Amgen does not have the power to unilaterally withdraw or cause to be withdrawn, Amgen ceases assisting any other party to such Patent Challenge and, to the extent Amgen is a party to such Patent Challenge, it withdraws from such Patent Challenge within such [***] period), this Agreement shall automatically terminate with respect to any Collaboration Target to which such Patent relates. The foregoing right to terminate shall not apply in the case of (I) Amgen’s or any of its Affiliates’ good faith assertion that (x) any Agreement Know-How claimed by a Patent filed by or on behalf of Generate as a Generate Agreement Patent was Amgen Agreement Know-How or Joint Agreement Know-How or (y) any Agreement Know-How claimed by a Joint Agreement Patent filed by or on behalf of Generate as a Joint Agreement Patent was Amgen Agreement Know-How; (II) Amgen’s or any of its Affiliates’ good faith assertion in the context of whether a payment of royalties is due to Generate, that no Valid Claim within the Licensed Patents licensed from Third Parties applies with respect to a Licensed Product (provided, however, that an assertion that such claim is invalid or unenforceable shall be deemed to be a Patent Challenge); (III) any lawsuit, reexamination proceeding or opposition brought by Amgen or any of its Affiliates or Sublicensees challenging the validity or enforceability of any claim within an issued Licensed Patent that does not claim the Licensed Technology that is licensed to Amgen under Section 4.1 to Research, Develop, Manufacture, have Manufactured, Commercialize, use and otherwise exploit Collaboration Proteins and Licensed Products, or (IV) with respect to any Patent Challenge where the Patent Challenge is made in defense of an assertion of the relevant Patent that is first brought by Generate against Amgen. For the avoidance of doubt, any participation by Amgen or its employees in any claim, challenge or proceeding in response to a subpoena or as required under a pre-existing agreement between Amgen’s employee(s) or consultant(s) and their prior employer(s) shall not constitute active and voluntary participation or assistance and shall not give rise to Generate’s right to terminate this Agreement.

10.2.4. Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 10.2.3 disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 10.2.3, as applicable, unless and until the relevant dispute has been resolved. During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

10.2.5. Termination for Insolvency. If, at any time during the Term, either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] after the filing thereof (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to such Party, in which case, this Agreement will terminate on the date on which such Party receives such written notice.

10.3. Consequences of Expiration or Termination of the Agreement.

10.3.1. In General. If this Agreement expires or is terminated in its entirety or with respect to one or more Collaboration Targets by a Party pursuant to Section 10.2, the following terms will apply to this Agreement, either in its entirety or with respect to the Collaboration Targets that are the subject of such termination, as the case may be:

(a) each Party will take all action required under Section 11.3;

(b) termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement;

(c) if this Agreement is terminated in its entirety, all licenses granted by Amgen to Generate will terminate;

(d) if this Agreement is terminated in its entirety, the JRC will be dissolved as of the effective date of such termination; and

(e) the following provisions of this Agreement will survive the expiration or termination of this Agreement: ARTICLE 1 (to the extent the definitions or schedules are used in other surviving provisions), Section 4.6, Sections 6.1 through 6.5 (inclusive, solely to the extent applicable and with respect to any amounts due prior to expiration or termination), Sections 6.8 through 6.12 (inclusive, solely to the extent applicable or with respect to an accrued obligation), Section 7.1.1, Section 7.1.2, Section 7.5 (with respect to proceedings to the extent relating to events occurring prior to the effective date of termination) Section 8.5, Section 9.1, Section 9.3, this Section 10.3, Sections 11.1 through 11.5 (inclusive and for the time period set forth therein) and ARTICLE 12.

10.3.2. Effects of Termination. If this Agreement is terminated in its entirety or with respect to one or more Collaboration Targets by a Party pursuant to Section 10.2 or if a Collaboration Target otherwise becomes a Terminated Target, the following terms will apply with respect to any Collaboration Targets that are the subject of such termination, as the case may be:

(a) except as set forth in Section 10.3.2(d), the Exclusive License with respect to all Collaboration Proteins and Licensed Products directed against the Terminated Target(s) will terminate;

(b) if, despite the termination of the Exclusive License as described in the foregoing Section 10.3.2(a), Amgen is legally permitted to continue, and does continue, the Research, Development, Manufacture, having Manufactured, Commercialization, use or other exploitation of any (i) Collaboration Protein or improvements or modifications thereof developed by or on behalf of Amgen which are specifically directed against the affected Terminated Target, or (ii) Licensed Products, then, Amgen shall provide prompt written notice of such continued activity to Generate, specifying the product that is subject to such activity, and such product shall be, and hereby is, deemed to be and constitute a Licensed Product for all purposes under this Agreement and Amgen’s obligations, and Generate’s rights, under the following Sections shall continue with respect to all such products, despite the termination of this Agreement: Sections 6.4 – 6.5, 6.9 – 6.12, and all other provisions specified in Section 10.3.1(e) as surviving termination of this Agreement.

(c) except as set forth in this Section 10.3, each Parties’ rights and obligations under this Agreement with respect to the Terminated Target(s) shall automatically cease as of the date on which the applicable Collaboration Target became a Terminated Target;

(d) if the termination of the Exclusive License as described in the foregoing Section 10.3.2(a) results in Amgen’s termination of its Development activities for any Licensed Product, subject to patient and other ethical considerations, Amgen shall wind-down any ongoing Clinical Trials for any Licensed Product directed against the Terminated Target(s) in accordance with Applicable Law, at Amgen’s cost;

(e) in all instances of termination other than Amgen’s termination of this Agreement pursuant to Section 10.2.3(a), with respect to each Pre-Clinical Reversion Target, [***];

(f) in all instances of termination other than Amgen’s termination of this Agreement pursuant to Section 10.2.3(a), with respect to each Phase 1 Reversion Target, [***];

(g) no later than [***] following such termination, Amgen shall transfer to Generate or its designee any Materials transferred by Generate to Amgen in accordance with Section 2.12 that relate to such Terminated Target;

(h) in all instances of termination other than Amgen’s termination of this Agreement pursuant to Section 10.2.3(a), upon Generate’s election after such termination, Amgen will reasonably disclose to Generate Termination Product related Know-How and Patents Controlled by Amgen to enable Generate to conduct diligence on such Termination Product for the sole purpose of Generate determining whether to engage in good faith license negotiations (and to inform such negotiations) with respect to such Termination Product as contemplated in clause (i) below.

(i) in all instances of termination other than Amgen’s termination of this Agreement pursuant to Section 10.2.3(a), upon Generate’s election, within [***] of such termination, the Parties will negotiate in good faith, for a period not to exceed [***], the terms of a royalty bearing license that would be granted by Amgen to Generate under (a) Amgen Agreement Technology with respect to such Terminated Target or (b) Know-How or Patents Controlled by Amgen that are necessary for, or were actually utilized by Amgen or its Affiliates to, Research, Develop, Manufacture or Commercialize any product containing a Collaboration Protein directed against or mimicking the function of such Terminated Target (a “Termination Product, in each case (a) and (b), to research, develop, manufacture, have manufactured, use, sell, offer for sale, import, export and commercialize a Termination Product.

ARTICLE 11.

CONFIDENTIALITY

11.1. Confidentiality. During the Term and for [***] thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information to any Third Party; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement or otherwise agreed in writing. Without limiting the generality of the foregoing, to the extent that either Party provides the other Party any Confidential Information owned by any Third Party, the Receiving Party will handle such Confidential Information in accordance with the terms of this ARTICLE 11 applicable to a Receiving Party.

11.2. Authorized Disclosure. Notwithstanding Section 11.1, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to:

(a) file or prosecute patent applications as contemplated by this Agreement;

(b) prosecute or defend litigation;

(c) its actual or potential Sublicensees (solely in the case of Amgen) and actual or potential Subcontractors, in each case, in connection with the exercise of its rights and performance of its obligations under this Agreement; provided that such disclosure is covered by terms of confidentiality at least as restrictive as those set forth herein;

(d) subject to the remainder of this Section 11.2, in order to disclose the terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors, and underwriters on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional ethical obligations); or

(e) comply with Applicable Law (including to obtain and maintain Marketing Approvals for a Licensed Product).

provided that with respect to Sections 11.2(a), 11.2(b) and 11.2(e), the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Sections 11.2(a), 11.2(b) or 11.2(e), the Disclosing Party will, to the extent possible, give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information. Notwithstanding anything to the contrary contained herein, in no event may Generate disclose Amgen’s Confidential Information to any Third Party (including any of Generate’s investors, collaborators or licensees) engaged in the research, development, manufacture or commercialization of pharmaceutical products, other than to Subcontractors. Notwithstanding anything to the contrary contained herein, in no event may Amgen disclose Generate’s Confidential Information to any Third Party (including any of Amgen’s investors, collaborators or licensees) engaged in the research, development, manufacture or commercialization of pharmaceutical products, other than to Subcontractors or Sublicensees.

11.3. Expiration or Termination of this Agreement. Following the expiration or termination of this Agreement, if requested by the Disclosing Party, the Receiving Party will destroy, all data, files, records and other materials containing or comprising the Disclosing Party’s Confidential Information, except to the extent such Confidential Information is reasonably necessary to conduct surviving obligations. Notwithstanding the foregoing, (a) the Receiving Party will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes and (b) the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the

Receiving Party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

11.4. SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided that such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure.

11.5. Disclosure Laws. Notwithstanding anything to the contrary in this Agreement, Generate acknowledges and agrees that (i) Amgen is permitted to publicly disclose information regarding this Agreement to comply with Applicable Laws (including without limitation the Physician Payment Sunshine Act and related requirements (collectively, “Disclosure Laws”)), and (ii) this information may include without limitation payments, or other transfers of value, made on behalf or at the request of Amgen to physicians, teaching hospitals, and other persons or entities that are the subject of the Disclosure Laws (each a “Disclosure Subject”). Generate agrees to promptly respond to, and cooperate with, the reasonable requests of Amgen regarding collection of information regarding and compliance with Disclosure Laws. Generate shall collect and, no later than [***] after each [***] during the Term and no later than [***] after the termination or expiration of the Agreement, submit in a format reasonably requested by Amgen the following information for each Disclosure Subject that, in connection with or as a result of performance of the Services, received payments or other transfers of value in the [***] in which such submittal is to be made hereunder: (a) the amounts, dates, and description of payments made to, or other transfers of value to, each Disclosure Subject; (b) the name, address, specialty(ies), and, if applicable, National Provider Identifier number of each Disclosure Subject; and (c) a description of the goods or services provided by each Disclosure Subject in return for such payments or transfers of value.

11.6. Public Announcements; Publications.

11.6.1. Announcements. On a date to be determined mutually by the Parties the Parties will jointly issue a press release regarding the signing of this Agreement in a mutually agreed form. Except (a) as set forth in the preceding sentence and (b) as required to comply with Applicable Law (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory in accordance with Section 11.4), and (c) as may be expressly permitted under Section 11.4, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. Notwithstanding the foregoing, subject to Section 11.6.2, (i) Amgen may make scientific publications or public announcements concerning its Research, Development, Manufacture or Commercialization activities with respect to any Collaboration Protein or Licensed Product under this Agreement without Generate’s prior written approval; provided, however, that except as permitted under Section 11.2, Amgen will not disclose any of Generate’s Confidential Information in any such publication or announcement without obtaining Generate’s prior written consent to do so, and (ii) Generate may make public announcements concerning: the achievement of any Milestone Events and the receipt of corresponding Milestone Payments, (1) prior to making any such public announcement, Generate will (A) consult with Amgen with respect to the timing of the relevant announcement, (B) provide Amgen with a copy of the proposed announcement, (C)

in good faith coordinate the timing of such announcements with Amgen’s disclosures regarding Licensed Products, and (2) any such public announcement does not disclose the actual amounts received by Generate from Amgen with respect to such events, but only the fact that the applicable event occurred and that payment was received from Amgen in connection therewith.

11.6.2. Publications.

(a) Publications by Generate. Generate will not make any academic, scientific or medical publication or academic, scientific or medical public presentation related to any Collaboration Protein or Licensed Product nor any Collaboration Target or any activities conducted pursuant to this Agreement with respect to such Collaboration Target, in each case, without the Amgen’s prior written consent; provided that if Amgen does provide written consent to Generate, then Generate will provide Amgen an opportunity to review the publication. Amgen will review such publication or presentation for purposes of determining whether any portion of the proposed publication or presentation contains Amgen’s Confidential Information. Generate will submit written copies of such proposed publication or presentation to Amgen no later than [***] before submission for publication or presentation (or [***] in advance in the case of an abstract). Amgen will provide its comments with respect to such publications and presentations within [***] after its receipt of such written copy (or [***] in the case of an abstract). If requested by Amgen, Generate will redact Amgen’s Confidential Information from any such proposed publication or presentation. Generate agrees to comply with standard academic practice and International Committee of Medical Journal Editors (ICMJE) recommendations regarding authorship of scientific publications and recognition of the contributions of other parties in any publication in the event of such publication.

(b) Publications by Amgen. During the Term, Amgen may make any academic, scientific or medical publication or academic, scientific or medical public presentation related to any Collaboration Protein, Licensed Product or any Collaboration Target; provided, (i) Amgen may not disclose in any academic, scientific or medical publication or academic, scientific or medical public presentation or otherwise the identity, structure, or sequence of any Collaboration Protein that has not been designated as a Lead Candidate without Generate’s consent, and (ii) Amgen will submit to Generate for review any proposed academic, scientific and medical publication or academic, scientific and medical public presentation related to such Collaboration Protein or Licensed Product. Generate will review such publication or presentation for purposes of determining whether any portion of the proposed publication or presentation contains Generate’s Confidential Information. Amgen will submit written copies of such proposed publication or presentation to Generate no later than [***] before submission for publication or presentation (or [***] in advance in the case of an abstract). Generate will provide its comments with respect to such publications and presentations within [***] after its receipt of such written copy (or [***] in the case of an abstract). If requested by Generate, Amgen will redact Generate’s Confidential Information from any such proposed publication or presentation. Amgen will comply with standard academic practice regarding authorship of scientific publications and International Committee of Medical Journal Editors (ICMJE) recommendations regarding authorship of scientific publications and recognition of the contributions of other parties in any publication.

(c) Publications Regarding Generate Platform. Notwithstanding anything to the contrary in this Section 11.6.2, Generate may, at any time during the Term, make academic, scientific or medical publications or academic, scientific or medical public presentations related to the Generate Platform, provided that such academic, scientific or medical publications or academic, scientific or medical public presentations do not disclose any information specific to a Collaboration Target, Collaboration Protein, or Licensed Product directed against such Collaboration Target or any activities conducted pursuant to this Agreement with respect to such Collaboration Target.

ARTICLE 12.

MISCELLANEOUS

12.1. Assignment. This Agreement will not be assignable by any Party to any Third Party without the written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may, subject to the terms of this Agreement, assign this Agreement (together with all rights and obligations under this Agreement) or its rights under this Agreement, without the written consent of the other Party, to an Affiliate or to a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms of this Agreement. The assigning Party will promptly notify the other Party in writing of any permitted assignment or transfer under the provisions of this Section 12.1. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.1 will be void.

12.2. Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides written notice of the Force Majeure to the other Party. Such excuse will continue for so long as the condition constituting a Force Majeure continues, on the condition that the nonperforming Party continues to use Commercially Reasonable Efforts to remove or mitigate the Force Majeure and resume performance of its obligations under this Agreement. During any such period during which performance under this Agreement is prevented by Force Majeure, any contractual time periods active during such period (e.g., the Research Term if Research Activities are prevented by Force Majeure), shall be tolled (and extended) on a day-for-day basis consistent with the duration such performance is prevented by Force Majeure.

12.3. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

12.4. Notices. All written notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, addressed as follows:

If to Amgen:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Attention: Corporate Secretary

Facsimile: [***]

with a copy to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Attention: SVP Business Development

If to Generate:

Generate Biomedicines, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139

Attn: Michael Nally, Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: [***] Phone: [***] Email: [***]

or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith. In addition, each Party will deliver a courtesy copy to the other Party’s Alliance Manager concurrently with such notice. Any such written notice will be deemed to have been given and received by the other Party: (a) when delivered if personally delivered; or (b) on receipt if sent by overnight courier.

12.5. Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of Amgen and Generate. For clarity, references in this Agreement to a “written acknowledgement” shall not be deemed to be an amendment, modification or supplement of this Agreement.

12.6. Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

12.7. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

12.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to Generate or Amgen from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

12.10. Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of The State of New York, without regard to conflict of law principles thereof.

12.11. Jurisdiction; Venue; Service of Process. Each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any actions, suits and proceedings (collectively, “Actions”) arising out of this Agreement. Each Party agrees to commence any such Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (i) the courts of the State of New York located in New York, NY, and (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

12.12. Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it will be resolved pursuant to this Section 12.12.

12.12.1. Informal Dispute Resolution; Escalation to Executive Officers. In the event of any Dispute, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. If, after [***] from receipt of the written notice of a Dispute, such Dispute has not been resolved on an informal basis, either Party may refer any Dispute to the Executive Officers of the Parties by delivering written notice to the other Party, who will confer in good faith on the resolution of the issue for a [***] period following receipt of such written notice. If any Dispute is not resolved within such [***] period by the Executive Officers, each Party may, at its sole discretion, seek resolution of such Dispute in accordance with Section 12.12.2.

12.12.2. Jurisdiction; Jury Trial; Equitable Relief.

(a) Except as otherwise provided in Section 12.12.3, the sole jurisdiction and venue for all actions, suits and proceedings arising out of a Dispute (whether in contract, tort or otherwise) will be the federal courts (or if such courts do not have subject matter jurisdiction, the state courts) located in the Borough of Manhattan in New York, New York, U.S.A. Each Party hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the federal courts (or if such courts do not have subject matter jurisdiction, the state courts) located in the Borough of Manhattan in New York, New York, U.S.A. for any action, suit or proceeding arising out of a Dispute, and (b) waives any objection to the laying of venue of any action, suit or proceeding arising out of a Dispute in the state and federal courts of the Borough of Manhattan in New York, New York, U.S.A. and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.12.3. Equitable Relief. Notwithstanding the foregoing in this Section 12.12, nothing contained in this Agreement will in any way limit or preclude a Party from, at any time, seeking or obtaining equitable relief hereunder, whether preliminary or permanent, including a temporary or permanent restraining order, preliminary or permanent injunction, specific performance or any other form of equitable relief, from any United States court of competent jurisdiction if necessary to protect the interests of such Party.

12.12.4. Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Section 12.12 have been initiated, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result, provided however that tolling for all applicable statutes of limitation will end and time-based defenses may be reasserted if the Dispute remains pending more than [***] after delivery of the first written notice of the Dispute and no Party has sought relief in a court of competent jurisdiction.

12.13. Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including the CDA, which is hereby superseded and replaced in its entirety as of the Effective Date.

12.14. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.15. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (i) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (j) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM ET on such date and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

12.16. No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

12.17. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.18. Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

AMGEN INC.		GENERATE BIOMEDICINES, INC.

By: /s/David M. Reese		By: /s/ Michael Nally

Name:	David M. Reese	Name:	Michael Nally

Title:	EVP, Research & Development	Title:	CEO

[Signature Page to Collaboration Agreement]

Schedule 1.11

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Schedule 1.33

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Schedule 1.65

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Schedule 1.85

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Schedule 2.2.1

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Schedule 6.2

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Schedule 8.4(l)

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